UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Mannatech, Incorporated
(Name of Registrant as Specified In Its Charter)

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COPPELL, TEXAS

April 15, 2015

Dear Shareholder:

This letter extends to you a personal invitation to join us at our 2015 Annual Shareholders’ Meeting on Thursday, May 28, 2015, at 9:00 a.m., Central Daylight Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas.

The purpose of this year’s meeting is to (i) elect three Class I directors, (ii) ratify the appointment of our independent registered public accounting firm, and (iii) hold an advisory vote on executive compensation (“Say-on-Pay).

We have enclosed with this letter an official notice of our 2015 Annual Shareholders’ Meeting and proxy statement, which contains further information about the items to be voted on and information about the meeting itself, including a description of the matters to be considered and acted on at our 2015 Annual Shareholders’ Meeting.

REMEMBER, regardless of the number of shares that you hold, your vote is very important to our business and to us. Whether or not you plan to attend our 2015 Annual Shareholders’ Meeting, we urge you to cast your vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote in person if you attend the meeting, even if you have previously given your proxy.

We want to thank you for your ongoing support and we hope to see you at our 2015 Annual Shareholders’ Meeting.

Sincerely,

J. Stanley Fredrick Chairman of the Board of Directors

MANNATECH, INCORPORATED
NOTICE OF OUR 2015 ANNUAL SHAREHOLDERS’ MEETING
TO BE HELD ON MAY 28, 2015

TO THE SHAREHOLDERS OF MANNATECH, INCORPORATED,

The 2015 Annual Shareholders’ Meeting of Mannatech, Incorporated will be held at the Grapevine Convention Center, located at 1209 South Main Street, Grapevine, Texas, on Thursday, May 28, 2015, at 9:00 a.m., Central Daylight Time, for the following purposes:

•	Proposal 1 - To elect Messrs. Gerald E. Gilbert, Larry A. Jobe, and Marlin Ray Robbins as Class I directors.

•	Proposal 2 - To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, for the year ending December 31, 2015.

•	Proposal 3 – To hold an advisory vote on executive compensation (“Say-on-Pay”).

and

•	To act upon such other matters as may properly come before our annual meeting.

Our Board of Directors has set the close of business on March 31, 2015 as the record date for the determination of shareholders entitled to receive notice of and to vote at our 2015 Annual Shareholders’ Meeting or any adjournment(s) thereof.

By order of our Board of Directors,

J. Stanley Fredrick
Chairman of the Board of Directors

Coppell, Texas
April 15, 2015

IMPORTANT

Whether or not you expect to attend the 2015 Annual Shareholders’ Meeting, we strongly urge you to cast your vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided, prior to the meeting on May 28, 2015, to help ensure the presence of a quorum for the meeting and to save the expense and extra work of additional solicitation. Voting by proxy by any method prior to the meeting will not prevent you from attending the 2015 Annual Shareholders’ Meeting or revoking your prior vote and voting at the 2015 Annual Shareholders’ Meeting.

In accordance with rules promulgated by the SEC, we are providing access to our proxy materials, including this proxy statement and our annual report on Form 10-K, for the year ended December 31, 2014, over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All shareholders who do not receive a notice will receive a paper copy of our proxy materials by mail. We believe that this process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

MANNATECH, INCORPORATED
600 South Royal Lane, Suite 200
Coppell, Texas 75019

PROXY STATEMENT FOR OUR 2015 ANNUAL SHAREHOLDERS’ MEETING
TO BE HELD ON MAY 28, 2015

GENERAL INFORMATION ABOUT OUR 2015 ANNUAL SHAREHOLDERS’ MEETING

General Information

Our Board of Directors (the “Board”) is soliciting the enclosed proxy for use at our 2015 Annual Shareholders’ Meeting to be held on May 28, 2015 at 9:00 a.m., Central Daylight Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas. The Notice of Internet Availability of Proxy Materials is being mailed or delivered on or about April 17, 2015, to shareholders of record owning our common stock on the close of business on March 31, 2015. Paper copies of our proxy materials are being mailed or delivered on or about April 17, 2015, to shareholders of record who have previously requested to receive paper copies of proxy materials. The list of frequently asked questions is attached to this proxy statement as Appendix A. Unless otherwise stated, all references in this proxy statement to “Mannatech,” the “Company,” “us,” “our,” or “we” are to Mannatech, Incorporated, a Texas corporation.

Shareholders Entitled to Vote

Shareholders who owned our common stock as of the close of business on March 31, 2015, the record date, are called “shareholders of record” and are entitled to vote at the 2015 Annual Shareholders’ Meeting. As of March 31, 2015, we had 2,679,411 outstanding shares of our common stock, $0.0001 par value per share, which is our only class of outstanding voting securities. As of March 31, 2015, we had 1,327 shareholders of record. Each share of our common stock entitles a shareholder to one vote. A complete list of direct shareholders entitled to vote at the 2015 Annual Shareholders’ Meeting will be available for examination by shareholders for purposes pertaining to the 2015 Annual Shareholders’ Meeting at our corporate headquarters in Coppell, Texas during normal business hours from May 18, 2015 until May 27, 2015. The shareholder list will also be available for review prior to and during the 2015 Annual Shareholders’ Meeting to be held on May 28, 2015. A shareholder who wants to examine the list prior to our Annual Shareholders’ Meeting should arrange an appointment by contacting our Investor Relations department at (972) 471-6512.

Voting in Person

If you are a shareholder of record and plan to attend the 2015 Annual Shareholders’ Meeting, you may deliver your completed and signed proxy card in person. If a broker or bank holds your Mannatech shares in street name, and you wish to vote in person at the 2015 Annual Shareholders’ Meeting, you will need to obtain a legal proxy form from your broker or bank that holds your shares of record and you must bring that document to the 2015 Annual Shareholders’ Meeting.

Voting by Proxy

The proxy process is the means by which shareholders can exercise their rights to vote for the election of directors and other strategic corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled shareholder meeting, describe the proposals to be voted on by shareholders at the meeting and include other information required to be disclosed to shareholders. Shareholders may vote by telephone, through the Internet, or by returning a proxy card, without having to attend the shareholder meeting in person.

By executing a proxy, you authorize Robert A. Toth, to act as your proxy to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary shareholder approval of proposals, a “quorum” of shareholders (a majority of the issued and outstanding shares of common stock as of the record date entitled to vote) must be represented at the meeting in person or by proxy. Since few shareholders can spend the time or money to attend shareholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the shareholder vote. It is important that you attend the meeting in person or grant a proxy to vote your shares to assure a quorum is present so corporate business may be transacted. If a quorum is not present, we must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or our shareholders.

Properly executed votes by proxy received prior to or at the 2015 Annual Shareholders’ Meeting on May 28, 2015 or at any adjournment(s) or postponement(s) thereof will be counted by Broadridge Financial Solutions, Inc., our Inspector of Elections. If a shareholder specifies how such shareholder’s proxy-vote is to be cast on any business to come before the meeting, such proxy-vote will be voted in accordance with such specifications. If no specification is made on a properly executed proxy card, the shareholder’s vote by proxy will be voted “FOR” each of our 3 proposals consistent with the recommendations made by the Board and as the proxy holder may determine in his discretion with respect to any other matters properly presented for a vote at the 2015 Annual Shareholders’ Meeting.  Other than the proposals described in this proxy statement, we are not aware of any other matters to be presented at the 2015 Annual Shareholders’ Meeting.

Revoking or Changing a Proxy

A shareholder may revoke a vote by proxy at any time prior to the 2015 Annual Shareholders’ Meeting. If you are a shareholder of record with direct ownership over your Mannatech common stock, your proxy can be revoked by: (i) timely delivery of a written revocation delivered to Erin Barta, General Counsel, and Corporate Secretary, Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell Texas 75019; (ii) submission of another valid proxy bearing a later date; or (iii) attendance at the 2015 Annual Shareholders’ Meeting in person and notice to the Inspector of Elections that you intend to vote your shares in person. If your Mannatech shares are held in street name by a broker or bank (“broker”), you must contact your broker in order to revoke your proxy, but generally, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the 2015 Annual Shareholders’ Meeting and voting in person.

Effects of Not Voting

The effect of not voting depends on how you own your shares. If you own shares directly, as a holder of record, rather than indirectly through a broker of record, your unvoted shares will not be represented at our meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described below, if you own your shares through a broker and you do not vote, your broker may or may not vote your shares, depending upon the proposal.

If you own your shares through a broker and you do not vote, your broker may vote your shares at its discretion on “routine matters.” However, with respect to other proposals, a broker may not vote a non-voting shareholder’s shares. With respect to proposals on which a broker may not vote a non-voting shareholder’s shares, the aggregate number of non-voted shares is reported as “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) and counted only for purposes of determining a quorum.

If you do not vote your shares on Proposal 1 (Election of Director) and Proposal 3 (“Say-on-Pay” Advisory Vote), your brokerage firm cannot vote them for you and they will remain unvoted. Therefore, it is very important that you vote your shares for all proposals. Proposal 2 (Ratification of Auditors) set forth in this proxy statement is a routine matter on which brokers will be permitted to vote your shares at the broker’s discretion if you do not provide your broker with instructions on how to vote on this matter.

Direct Ownership

For the purpose of determining how to vote your shares at the 2015 Annual Shareholders’ Meeting, registered holders of record are deemed to have “direct ownership” over their Mannatech shares if they hold their shares directly in their name. This is typically evidenced by the receipt of our mailings directly from us or from our transfer agent, Computershare.

Beneficial Ownership

For the purposes of determining how to vote your shares at the 2015 Annual Shareholders’ Meeting, you are deemed to have “beneficial ownership” over your Mannatech shares if you: (i) previously deposited your stock certificates with a broker; (ii) purchased your shares directly through a broker; or (iii) sent your stock certificates to a broker to be deposited into your brokerage account. Beneficial ownership is typically evidenced by a shareholder’s receipt of our mailings from either a broker or through a solicitor, which is usually Broadridge Financial Solutions, Inc.

As a beneficial owner, a shareholder still holds Mannatech shares, but neither we nor our transfer agent has access to any list of individual shareholders’ names from the various brokers of record. The only information our transfer agent has concerning shareholders who own stock through a broker is the broker’s name, the aggregate total number of shares held by each broker on behalf of their clients, and the aggregate number of votes cast for any of our proposals.

WE CAUTION OUR SHAREHOLDERS THAT each brokerage firm has a unique set of voting instructions. As a result, a shareholder should always read all the information provided in each of the proxy information packets received and follow the specific voting instructions enclosed in each packet with respect to applicable telephone numbers, Internet addresses, mailing addresses, and attending or voting at the 2015 Annual Shareholders’ Meeting.

If a shareholder receives more than one proxy information packet, such shareholder’s shares are registered in more than one account. Again, remember that each proxy information packet may have different voting instructions, account or control numbers, mailing addresses, Internet addresses, and telephone numbers. As a result, each shareholder should be cautioned to use only the set of voting instructions, account and control numbers, addresses, and telephone numbers provided in such shareholder’s proxy information packet to ensure such shareholder’s vote for all of its owned shares is properly included in the tabulation of votes for our meeting.

Beneficial shareholders are also instructed to read their proxy-voting card instructions given to them by their brokers or their brokers’ solicitors prior to the meeting in order to obtain instructions on how to vote at the meeting. If a beneficial shareholder does not follow the brokers’ specific instructions, our Inspector of Elections is not allowed to count such beneficial shareholder’s vote by ballot at the 2015 Annual Shareholders’ Meeting.

Tabulating the Votes

A representative from Broadridge Financial Solutions, Inc., which will act as our Inspector of Elections, is responsible for tabulating the votes for the 2015 Annual Shareholders’ Meeting. The presence, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of March 31, 2015, our record date, is necessary to establish a quorum for the 2015 Annual Shareholders’ Meeting. Abstentions and “broker non-votes,” if any, will be counted as shares present and entitled to vote for purposes of determining a quorum for the 2015 Annual Shareholders’ Meeting. A “broker non-vote” occurs when brokers holding shares in “street name” have not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the 2015 Annual Shareholders’ Meeting or is not permitted to vote those shares on a non-routine matter. If a proxy-voting card is signed by the shareholder but submitted without specific voting instructions, the shareholder’s vote will automatically be counted as a vote “FOR” Proposal 1 (Election of Director), Proposal 2 (Ratification of Auditors) and Proposal 3 (“Say-on-Pay” Advisory Vote).  If your shares are held in “street name” and you do not provide specific voting instructions to your broker, then your shares will not be included in the vote for Proposal 1 (Election of Director) and Proposal 3 (“Say-on-Pay” Advisory Vote), but will be voted at the discretion of your broker with respect to Proposal 2 (Ratification of Auditors).

For Proposal 1 (Election of Director) — Assuming a quorum is obtained, our Class I directors will be elected by a plurality of the shares represented, in person or by proxy, at the 2015 Annual Shareholders’ Meeting and entitled to vote. This means that the three nominees receiving the highest number of affirmative votes at the meeting will be elected as our three Class I directors. Votes marked “FOR ALL” will be counted in favor of all three nominees. Votes marked “WITHHOLD ALL” will be counted against all three nominees. To specify differently, a shareholder must check the “FOR ALL EXCEPT” box and then write the names of the nominees for whom the shareholder wishes to vote against. Votes marked “WITHHOLD ALL” have no effect on the vote since a plurality of the votes is required for the election of each nominee. Shareholders may not abstain from voting with respect to the election of directors.

(THE BOARD RECOMMENDS A VOTE “FOR ALL” PROPOSAL 1.)

For Proposal 2 (Ratification of Auditors) — If a quorum is obtained, and a majority of the shares represented, in person or by proxy, at the 2015 Annual Shareholders’ Meeting and entitled to vote, are in favor of Proposal 2, the ratification of the appointment of our independent registered public accounting firm for the year ended December 31, 2015, will be approved. Votes marked “FOR” Proposal 2 will be counted in favor of the ratification of the appointment of our independent registered public accounting firm for the year ended December 31, 2015. An abstention from voting on Proposal 2 will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote.  Accordingly, an “ABSTENTION” will have the same effect as a vote “AGAINST” Proposal 2.

(THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.)

For Proposal 3 (“Say-on-Pay”Advisory Vote) — If a quorum is obtained, and a majority of shares represented, in person or by proxy, at the 2015 Annual Shareholders’ Meeting and entitled to vote, are in favor of Proposal 3  the current executive compensation program will be approved by shareholders on an advisory basis. Votes marked “FOR” Proposal 3 will be counted in favor of the current executive compensation program. An abstention from voting on Proposal 3 will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “ABSTENTION” will have the same effect as a vote “AGAINST” Proposal 3.  “Broker non-votes” are not considered shares entitled to vote for purposes of Proposal 3 and thus will have no effect on the outcome of the approval, on an advisory basis, of our executive compensation program.

(THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.)

Solicitation of Proxy-Votes

We may solicit proxy-votes through the mail, in person, and by telecommunications. We will bear all expenses in preparing, printing, and mailing the proxy materials to our shareholders.

Admission and Voting at Our 2015 Annual Shareholders’ Meeting

Voting at the 2015 Annual Shareholders’ Meeting is limited to shareholders of record having evidence of ownership as of the record date, March 31, 2015. If your shares are NOT held in your name, we may require you to show evidence of your ownership at our meeting. Evidence typically includes your proxy-voting card or your brokerage statement showing proof of stock ownership as of the close of business on March 31, 2015, such as your March 2015 brokerage statement or a printout of shares held at the close of March 31, 2015. At our 2015 Annual Shareholders’ Meeting, shareholders of record will be given a ballot upon verification of stock ownership.

We will not allow any cameras or recording equipment in the meeting room. As a courtesy and as time permits, we will provide a brief question and answer period for our shareholders of record.

Shareholders of record will be given ballots upon verification of stock ownership. REMEMBER that beneficial shareholders must obtain a power of attorney form or legal proxy from their brokers prior to the meeting in order for their votes by ballot to be counted since their brokers may have already reported their shares as “broker non-votes”. Prior to our May 28, 2015 meeting, beneficial shareholders are strongly urged to read their proxy-voting card instructions on how to vote at our 2015 Annual Shareholders’ Meeting. They should also contact their brokers by the Monday prior to our 2015 Annual Shareholders’ Meeting to ensure they obtain the proper paperwork in order to vote at our meeting. If a beneficial shareholder does not follow its broker’s instructions, our Inspector of Elections will not count such shareholder’s vote by ballot at the 2015 Annual Shareholders’ Meeting. The instructions are usually located on the back of each proxy-voting card.

Shareholder Procedures for Nominating Board Members or Introducing Proposals

Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials.  Proposals that a shareholder intends to present at the 2016 Annual Shareholders’ Meeting and wishes to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 Annual Shareholders’ Meeting must be received no later than December 19, 2016.  All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.  Shareholder proposals must be delivered to the Company’s Secretary by mail at 600 South Royal Lane, Suite 200, Coppell, Texas 75019.

Requirements for Other Shareholder Proposals to Be Brought Before the 2016 Annual Shareholders’ Meeting and Director Nominations.  Notice of any proposal that a shareholder intends to present at the 2016 Annual Shareholders’ Meeting, but does not intend to have included in the proxy statement and form of proxy relating to the 2016 Annual Shareholders’ Meeting, as well as any director nominations, must be delivered to the Company’s Secretary by mail at 600 South Royal Lane, Suite 200, Coppell, Texas 75019, not earlier than the close of business on January 29, 2016, and not later than the close of business on February 28, 2016.  The notice must be submitted by a shareholder of record and must set forth the information required by our Fifth Amended and Restated Bylaws, dated August 25, 2014 (our “Bylaws”), with respect to each director nomination or other proposal that the shareholder intends to present at the 2016 Annual Shareholders’ Meeting.  If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record.

A copy of our Bylaws is published on our corporate website or may be obtained upon written request to our General Counsel, and Corporate Secretary, Mrs. Erin K. Barta, at our United States headquarters located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019. In addition, our Bylaws were filed as Exhibit 3.1 to our Form 8-K filed with the SEC on August 27, 2014.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws provide for a classified Board, divided into three staggered classes – I, II, and III. The terms of office for each of these classes are scheduled to expire on the date of our annual shareholders’ meeting in 2015, 2016, and 2017, respectively. Class I is comprised of three directors with all Class I board seats being up for election at the 2015 Annual Shareholders’ Meeting.

Nominees. The Board has nominated Messrs. Gerald E. Gilbert, Larry A. Jobe and Marlin Ray Robbins as nominees for election as our Class I directors. Once elected, our Class I directors’ term will expire on the earlier of the date of our 2018 Annual Shareholders’ Meeting or the date of such director’s disqualification, resignation, death, or removal. Each nominee’s biographical information is as follows:

•	Gerald E. Gilbert has served as a Class I director since June 2003 and he is the Chairman of the Nomination/Governance and Compliance Committee. A former Assistant U.S. Attorney, from 1968 until his retirement in December 2002, Mr. Gilbert practiced law with the international law firm of Hogan and Hartson L.L.P., now known as Hogan Lovells L.L.P. His legal and business expertise includes international trade, national trade associations, and various areas of consumer products. From 1968 to 1999, Mr. Gilbert served as General Counsel to the Direct Selling Association. Mr. Gilbert was the recipient of the “Hall of Fame Award,” which is the Direct Selling Association’s highest honor. He also served as General Counsel to the World Federation of Direct Selling Associations and the Tropical Forest Foundation. Mr. Gilbert served in the U.S. Naval Reserve from 1956 to 1992 and was promoted to Rear Admiral (Two Stars), the top ranking officer in the Naval Reserve JAG Corps. During his distinguished military service, Mr. Gilbert received numerous awards, including the “Legion of Merit.” He is also a Past National President of the Federal Bar Association. He received a B.A. degree in English from Denison University, in Granville, Ohio and a Juris Doctor from the University of Virginia School of Law, in Charlottesville, Virginia. Mr. Gilbert is a member of the State Bars of Virginia and the District of Columbia and is admitted to practice before the United States Supreme Court.

•	Larry A. Jobe has served as a Class I director since January 4, 2006. In February 2007, Mr. Jobe began serving as Chairman of our Audit Committee. Mr. Jobe serves as Chairman of Legal Network, Ltd., a firm he founded in 1993 that provides staffing and litigation support to law firms and corporate legal departments. He also currently serves as President and founder of P 1 Resources, LLC, which has provided engineering and light industrial staffing services to the construction industry since 1994. From 1991 to 1994, Mr. Jobe was Chairman and founder of Mitchell Jobe & Company, a provider of professional staffing services for government and industry. He is also a founder and Board Member of the Lawyer’s Assistant School of Dallas, a for-profit accredited career school, since October 2005. From 1973 to 1991, he served in various capacities, including as member of the Executive Committee and Chairman of the Strategic Planning Committee with the accounting firm Grant Thornton LLP. In 1969, he was appointed by President Richard Nixon to serve as the Assistant Secretary of Commerce for Administration at the United States Commerce Department. Mr. Jobe currently serves as the Chairman of Independent Bank of Texas. In addition, Mr. Jobe served as Chairman of the Audit Committee and a member of the Board of Directors of SWS Group, Inc., a Dallas-based New York Stock Exchange member from July 2005 through December 2014. He is a member of the Board of Dallas Theological Seminary and Chairman of the Board of the Dallas Seminary Foundation. He received a B.B.A. degree in Accounting from the University of North Texas, in Denton, Texas. Mr. Jobe maintained an active Certified Public Accounting (CPA) license from 1962 to 2002 and currently maintains his license on an inactive or retired status.

•	Marlin Ray Robbins co-founded Mannatech and is a high-level independent associate. Mr. Robbins has served as a Class I director since June 2001. From 1992 to 1995, Mr. Robbins served on the Board of Republic Bank/NCNB. Mr. Robbins also served as a member of the Grand Prairie Independent School District Board from 1991 to 1994 and served as its President from 1993 to 1994. Mr. Robbins has over 25 years of experience with various network marketing and direct selling companies. He holds multiple positions in our global associates’ incentive network marketing system and is considered an expert regarding issues and critical needs related to building the success of our independent associates. Mr. Robbins has published a book related to his experience as an independent associate entitled You Can Too. He also helped to develop our global associate career and compensation plan. Mr. Robbins received a B.S. degree in Biology and Chemistry from Southwest Texas State University, in San Marcos, Texas. Mr. Robbins served in the active United States Army from 1969-1975 and as a helicopter pilot during the Vietnam War from 1971 to 1972. Mr. Robbins continued serving in the Army National Guard until 1983. During his service he was awarded thirteen air medals and the Bronze Star and reached the rank of Major.

(THE BOARD RECOMMENDS A VOTE “FOR ALL” TO ELECT ALL OF THE NOMINEES.)

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Neither our Articles of Incorporation, Bylaws nor any other applicable legal requirements require shareholder ratification of the selection of our independent registered public accounting firm. However, the Board, as a matter of good corporate governance, has always sought shareholder ratification of the appointment of our independent registered public accounting firm. The Board is seeking shareholder ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  In the event our shareholders do not ratify our appointment of BDO USA, LLP, the Audit Committee and the Board will reconsider the appointment.

Our Audit Committee appoints our independent registered public accounting firm on an annual basis. The decision is based on a number of factors including the scope of the audit, the independence of the auditors, the estimated audit fees, and any non-auditing services that are performed by the independent registered public accounting firm.

Representatives from BDO USA, LLP will attend the 2015 Annual Shareholders’ Meeting and will have the opportunity to make a statement, if they so desire. They will also be available to respond to any appropriate questions from our shareholders.

Pre-Approval Policies and Procedures

Our Audit Committee must preapprove all services provided by our independent registered public accounting firm. The non-audit services, specified in Section 10-A(g) of the Exchange Act may not be provided by our independent registered public accounting firm.

Each year, the approval of the estimated annual audit, audit-related services, and routine tax services takes place at an Audit Committee meeting. In addition, during the course of the year, requests for unforeseen or additional allowable services to be provided by our independent registered public accounting firm must be preapproved by our Audit Committee, except for those qualifying for the “de minimis exception.” The de minimis exception provides that the pre-approval requirements for certain non-audit services may be waived if:

•
the aggregate amount of such non-audit services provided constitutes not more than 5% of the total fees paid to our independent registered public accounting firm in the calendar year that such non-audit services are provided;

•	such services were recognized as non-audit services at the time they were provided; and
•	such services are promptly brought to the attention of our Audit Committee.

Our Audit Committee may delegate to its Chairman the authority to grant pre-approvals. In such event, the decisions of the Chairman of the Audit Committee regarding pre-approvals will then be presented to our full Audit Committee at the next scheduled meeting.

Our independent registered public accounting firm provides a revised estimate for the year, by project, for all planned and approved services to our Chief Financial Officer prior to each Audit Committee annual planning meeting. The revised estimate is then reviewed at our Audit Committee annual planning meeting.

Fees Paid to Our Independent Registered Public Accounting Firm

For the years ended December 31, 2014 and 2013, we were billed the following fees by our current independent registered public accounting firm, BDO USA, LLP  as follows:

Type of Service	2014	2013
	(in thousands)
Audit Fees, including the audit of our consolidated financial statements and annual report on Form 10-K, review of our quarterly financial statements and quarterly reports filed on Form 10-Q, and international statutory audits	$734	$714
Audit-Related Fees, including fees related to the annual audit of employee 401(k) benefit plan	24	24
Tax Fees, including fees for tax services, tax advice, transfer pricing, state, and international tax consultation	108	150
All Other Fees, related to all other services including expatriation issues and miscellaneous consulting and advisory services	—	—
Total Fees	$866	$888

The “de minimis exception” described above was not used for any fees paid to BDO USA, LLP in 2014 and 2013. All fees were pre-approved by our Audit Committee. As of March 21, 2015, we were advised by BDO USA, LLP that neither the firm, nor any member of its firm, had any direct or indirect financial interest in any capacity in our Company. The members of our Audit Committee believe the payment of all fees set forth above did not prohibit BDO USA, LLP from maintaining its independence.

(THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED ACCOUNTING FIRM.)

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with Section 14A(a)(1) of the Exchange Act  implementing Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are submitting to our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation program for our Named Executive Officers, which is described in the section titled “Executive Compensation” in this Proxy Statement.  At our 2013 Annual Shareholders’ Meeting, shareholders recommended, on an advisory basis, an annual frequency of shareholder advisory votes on executive compensation.  The Company intends to follow the shareholders’ recommendation and include a shareholder advisory vote on executive compensation on an annual basis until the next required “Say-on-Frequency” vote.  Accordingly, the following resolution is submitted for a shareholder advisory vote at the 2015 Annual Shareholders’ Meeting:

“RESOLVED, that the shareholders of Mannatech, Incorporated  approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the regulations promulgated by the SEC, including the section entitled “Executive Compensation,” and the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth in the Proxy Statement for the 2015 Annual Shareholders’ Meeting.”

As described in the section titled “Executive Compensation” our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate, and retain talented and experienced executives and to motivate them to achieve short-term and long-term objectives that enhance shareholder value.

This vote is merely advisory and will not be binding upon the Company and the Board.  However, the Compensation and Stock Option Plan Committee, which is responsible for designing and administering the Company’s executive compensation program, values constructive dialogue on executive compensation and other important governance topics with the Company’s shareholders and encourages all shareholders to vote their shares on this matter.

(OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.)

CORPORATE GOVERNANCE

Overview

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for our directors, officers, and employees, which, in conjunction with our Articles of Incorporation, Bylaws, and Board of Directors committee charters, form the framework for our corporate governance. All of these documents are available on our corporate website at www.mannatech.com.

Summary of All Directors and Executive Officers

The following table sets forth certain information regarding our executive officers and directors, including their ages as of April 15, 2015:

Name	Age	Position
Robert A. Sinnott, M.N.S., Ph.D.	50	CEO and Chief Science Officer
Alfredo (Al) Bala	54	President
S. Mark Nicholls	48	Chief Financial Officer
Ronald D. Norman	56	Treasurer
Joel R. Bikman	42	Chief Marketing Officer
Yong Jae (Patrick) Park	47	Regional President – Asia
Christopher J. Simons	52	Regional President – Europe, Middle East, Africa, Australia
J. Stanley Fredrick	76	Chairman of the Board of Directors
Linda K. Ferrell, Ph.D.	55	Independent Board Member
Gerald E. Gilbert	81	Independent Board Member
Larry A. Jobe	75	Independent Board Member
Marlin Ray Robbins	69	Non-employee Board Member
Eric W. Schrier	63	Independent Board Member
Robert A. Toth	62	Independent Board Member

The following biographical information about our directors and executive officers listed above is in alphabetical order:

Alfredo (Al) Bala joined Mannatech in October 2007 as Senior Vice President, Global Sales. He was then named Executive Vice President, Sales in June 2011. Due to his involvement in Mannatech’s global sales and marketing efforts, in January 2012, Mr. Bala was named Executive Vice President, Sales & Marketing.  Mr. Bala was promoted in February 2014 to serve as President International, Executive Vice President, Chief Sales & Marketing Officer.  In recognition of his achievements for the Company, Mr. Bala was named President in May, 2014. Mr. Bala served as Chief Operating Officer of Britt Worldwide, LLC, one of the largest independent Amway network marketing organizations, from 1992 to 2006. While with Britt Worldwide, his main focus was providing motivation, training and tools for associates in the field in more than 65 countries across the globe. Mr. Bala was also heavily involved in the launch and re-launch of over 60 international markets, including BRICS markets (Brazil, Russia, India, China and South Africa), which propelled the Britt Worldwide international sales volume to more than $500 million. Mr. Bala served as manufacturing plant manager for Bose Corporation from 1983 to 1992. He is conversant and/or fluent in more than 13 languages.  Mr. Bala received an Associate Degree in Electrical Engineering from the Community College of Rhode Island.

Joel R. Bikman joined Mannatech in April 2014 as Chief Marketing Officer.  Mr. Bikman most recently served as Senior Vice President of Sales and Marketing for TriVita, a wellness and services company.  Previously, Mr. Bikman served as Vice President of Marketing at Isagenix International.  Prior to his entry into direct sales, Mr. Bikman served as Account Supervisor at Cramer-Krasselt, the second-largest independent advertising agency in the United States.  Mr. Bikman holds a B.A. in Communications and an M.B.A. from Brigham Young University in Provo, Utah.

Linda K. Ferrell, Ph.D. was appointed to the Board as a Class III director in April 2015.  Her term as director expires 2017.  Dr. Ferrell is completing nine years at the University of New Mexico, and will be joining the Jack C. Massey College of Business at Belmont University in Nashville this fall.  She is currently the President of the Academy of Marketing Science from 2014 thru 2016.  She is on the board of the National Association of State Boards of Accountancy, Center for the Public Trust (2011-present).  She has been a member of the American Marketing Association since 2000.  She also serves on the Board of Directors and Executive Committee for the Direct Selling Education Foundation, in the Doris Christopher endowed board seat since 2011. She also serves on the Cutco/Vector College Advisory Board for the past 6 years. She serves on the Board of Visitors for the University of Central Florida, Nicholson School of Communication. She has published refereed or peer reviewed articles concerning marketing ethics, ethics training methods and effectiveness, and strategic philanthropy, corporate social responsibility and sustainability. Dr. Ferrell received her B.S. in Retailing-Fashion Merchandising and her M.B.A. from Illinois State University in 1981 and 1983, respectively.  She received her Ph.D. in Business Administration, management concentration, from the University of Memphis in 1996. Prior to completing her doctorate, she worked in advertising for McDonald’s advertising agency in Philadelphia, PA, Pizza Hut’s advertising agency in Indianapolis, IN and Pizza Huts advertising agency in Houston, TX.

J. Stanley Fredrick has served as a Class II director since September 2001. His current term as director expires in 2016. From November 2003 through January 2009, Mr. Fredrick served as the Lead Director for the Board. In January 2009, Mr. Fredrick was elected to serve as the Chairman of the Board of Directors. In 2003, Mr. Fredrick was a founding board member of Professional Bank in Dallas, Texas, a boutique bank that provided certain financial resources to its customers. He co-founded Cameo Couture, Inc., which operated as Colesce Couture, a distributor of intimate apparel, and Colony House, Inc., a private label cookware company, both of which operated through direct selling channels. Mr. Fredrick also co-founded Irving National Bank Shares, a commercial bank holding company, and served as a consultant to the bank from 1994 until it was sold in 2000. He is on the board of Independent Bank of Texas and A Wine Shop at Home.  Mr. Fredrick has been actively involved for over 38 years in the Direct Selling Association, a national trade association of leading firms that manufacture and distribute goods and services directly to consumers. He has served on the Direct Selling Association’s Board of Directors and various committees thereof. From 1987 to 1988, Mr. Fredrick served as Chairman of the Direct Selling Association and from 1988 to 1990, he served as Chairman of the Direct Selling Education Foundation. He has been inducted into the Direct Selling Association’s highest honor, the “Hall of Fame,” as well as into the Direct Selling Education Foundation “Circle of Honor.” Mr. Fredrick received a B.A. in English from Central State University, in Edmond, Oklahoma.

Gerald E. Gilbert has served as a Class I director since June 2003 and he is the Chairman of the Nomination/Governance and Compliance Committee. His current term as director expires in 2015. A former Assistant U.S. Attorney, from 1968 until his retirement in December 2002, Mr. Gilbert practiced law with the international law firm of Hogan and Hartson L.L.P., now known as Hogan Lovells L.L.P. His legal and business expertise includes international trade, national trade associations, and various areas of consumer products. From 1968 to 1999, Mr. Gilbert served as General Counsel to the Direct Selling Association. Mr. Gilbert was the recipient of the “Hall of Fame Award,” which is the Direct Selling Association’s highest honor. He also served as General Counsel to the World Federation of Direct Selling Associations and the Tropical Forest Foundation. Mr. Gilbert served in the U.S. Naval Reserve from 1956 to 1992 and was promoted to Rear Admiral (Two Stars), the top ranking officer in the Naval Reserve JAG Corps. During his distinguished military service, Mr. Gilbert received numerous awards, including the “Legion of Merit.” He is also a Past National President of the Federal Bar Association. He received a B.A. degree in English from Denison University, in Granville, Ohio and a Juris Doctor from the University of Virginia School of Law, in Charlottesville, Virginia. Mr. Gilbert is a member of the State Bars of Virginia and the District of Columbia and is admitted to practice before the United States Supreme Court.

Larry A. Jobe has served as a Class I director since January 4, 2006. His current term as director expires in 2015.  In February 2007, Mr. Jobe began serving as Chairman of our Audit Committee.  Mr. Jobe serves as Chairman of Legal Network, Ltd., a firm he founded in 1993 that provides staffing and litigation support to law firms and corporate legal departments.  He also currently serves as President and founder of P 1 Resources, LLC, which has provided engineering and light industrial staffing services to the construction industry since 1994.  From 1991 to 1994, Mr. Jobe was Chairman and founder of Mitchell Jobe & Company, a provider of professional staffing services for government and industry.  He is also a founder and Board Member of the Lawyer’s Assistant School of Dallas, a for-profit accredited career school, since October 2005.  From 1973 to 1991, he served in various capacities, including as member of the Executive Committee and Chairman of the Strategic Planning Committee with the accounting firm Grant Thornton LLP.  In 1969, he was appointed by President Richard Nixon to serve as the Assistant Secretary of Commerce for Administration at the United States Commerce Department.  Mr. Jobe currently serves as the Chairman of Independent Bank of Texas.  In addition, Mr. Jobe served as Chairman of the Audit Committee and a member of the Board of Directors of SWS Group, Inc., a Dallas-based New York Stock Exchange member from July 2005 through December 2014.  He is a member of the Board of Dallas Theological Seminary and Chairman of the Board of the Dallas Seminary Foundation.  He received a B.B.A. degree in Accounting from the University of North Texas, in Denton, Texas.  Mr. Jobe maintained an active Certified Public Accounting (CPA) license from 1962 to 2002 and currently maintains his license on an inactive or retired status.

S. Mark Nicholls joined Mannatech in December 2007, serving as Senior Tax Manager. More recently, he served as Vice President Treasury & Tax.  In December 2011, he was promoted to Chief Financial Officer.   Prior to joining Mannatech, Mr. Nicholls was Tax Director at Carter & Burgess, a large U.S. architectural and engineering firm, and Chief Financial Officer for The Cirrus Group, a real estate management and development company. Additionally, he spent 10 years working at such public accounting firms as PricewaterhouseCoopers and BDO Seidman. Mr. Nicholls received a B.B.A. degree in Finance in 1989 and a Master of Science in Taxation in 1991 from the University of Texas at Arlington. He is a Certified Public Accountant licensed in the State of Texas.

Ronald D. Norman joined Mannatech in May 1996 and was named Treasurer in February 2014. Prior to his current position, he was promoted to Senior Vice President International in June 2011 and previously served for several years as Vice President of International Operations. From 1996 to 2005, he held various positions within Mannatech’s finance department including Treasurer. Prior to joining Mannatech, Mr. Norman had 15 years of experience in public accounting, focusing on providing tax, accounting, finance and general business consulting services to entrepreneurial and growth stage companies with an emphasis on preparing these companies for entry into the public markets or preparing them for international expansion. Mr. Norman received both his B.S. and M.S. degrees from Baylor University. He is a Certified Public Accountant licensed in the State of Texas and is a member of the American Institute of Certified Public Accounts and Dallas Chapter of the Texas Society of Certified Public Accountants. Mr. Norman donates his time and expertise to various autism advocacy groups in the North Texas area including the DFW Center of Autism and the North Texas Chapter of the Autism Society of America. He and his family are volunteers for events sponsored by the Special Olympics.

Yong Jae (Patrick) Park joined Mannatech in 2009 as General Manager, South Korea. Mr. Park was promoted to General Manager Taiwan and Korea in May 2012 and to Regional Vice President Northern Asia in September 2013 before promotion to his current position, Regional President Asia, in May 2014.  Mr. Park has management responsibilities for the South Korea, Japan, Taiwan and Hong Kong markets.  Prior to joining Mannatech, Mr. Park served 13 years in the direct sales industry, including working at Herbalife from March 1993 to November 2006 where he worked on international expansion and distributor operations.  Mr. Park is fluent in English and Korean.

Marlin Ray Robbins co-founded Mannatech and is a high-level independent associate. Mr. Robbins has served as a Class I director since June 2001and his current term as director expires in 2015. From 1992 to 1995, Mr. Robbins served on the Board of Republic Bank/NCNB. Mr. Robbins also served as a member of the Grand Prairie Independent School District Board from 1991 to 1994 and served as its President from 1993 to 1994. Mr. Robbins has over 25 years of experience with various network marketing and direct selling companies. He holds multiple positions in our global associates’ incentive network marketing system and is considered an expert regarding issues and critical needs related to building the success of our independent associates. Mr. Robbins has published a book related to his experience as an independent associate entitled You Can Too. He also helped to develop our global associate career and compensation plan. Mr. Robbins received a B.S. degree in Biology and Chemistry from Southwest Texas State University, in San Marcos, Texas. Mr. Robbins served in the active United States Army from 1969-1975 and as a helicopter pilot during the Vietnam War from 1971 to 1972. Mr. Robbins continued serving in the Army National Guard until 1983. During his service he was awarded thirteen air medals and the Bronze Star and reached the rank of Major.

Eric W. Schrier was appointed to the Board as a Class II director in October 2014.  His term as director expires in 2016.  Mr. Schrier served as President and CEO of The Reader’s Digest Association where he was responsible for $2.4 billion in revenue, 4,500 employees, and more than 100 million customers in 70 countries during his tenure from January 2006 to March 2007.  Since June 2013, Mr. Schrier has served on the Board of Directors as Chairman for Edible Media, a multi-platform media company in the farm-to-table food space.  He has served on the Board of Directors for TEN (The Enthusiast Network) since January 2011, American Chemical Society since June 2012, Reader’s Digest Association since April 2014, and MeQuilibrium since October 2011.  He has previously served on the boards of Willow House (from July 2009 to December 2013), Demdex Corp (from July 2009 to January 2011), and Bonnier USA (from September 2007 to July 2009).  Since January 2009, he has consulted with large media corporations to help them create and pursue their digital strategies and diversify their revenue streams.  Mr. Schrier earned a Bachelor’s Degree in Human Biology from Brown University in 1973 and a Masters in Journalism from U.C. Berkeley in 1977.

Christopher J. Simons joined Mannatech in 2008 as Director of Sales, South Africa. He was promoted to Regional Vice President Europe, Middle East and Africa in November 2013 and then to his current position, Regional President Europe, Middle East, Africa and Australia in May 2014.  Prior to joining Mannatech, Mr. Simons spent five years as Chief Operating Officer at DreamHouse Publishing in South Africa.  Prior to DreamHouse Publishing, Mr. Simons played integral roles in launching new markets including Malaysia, India, China, Turkey, Indonesia, Thailand, and the European region for Network TwentyOne, one of the largest independent networks of direct sellers in the world.  Mr. Simons graduated Selborne College in 1980 and received a Post Graduate Diploma in Management Accounting from the University of Cape Town Graduate School of Business in 2000.

Robert A. Sinnott, M.N.S., Ph.D. joined Mannatech in 2005 as Chief Science Officer, and became Co-CEO in 2009. As of January 2012, he became the sole CEO. During his tenure, Dr. Sinnott has served Mannatech to further its proprietary science, research and development, while initiating independent clinical trials that substantiate the Company’s flagship Ambrotose product. He also directly oversees the Company’s quality assurance/quality control, global regulatory affairs, legal department, human resources, and global supply chain. Dr. Sinnott has held scientific and business positions in both industry and government over the past 25 years with experience in life sciences, chemistry, biotechnology and nutrition. For the past 18 years, he has worked directly in the dietary supplement industry both in the United States and internationally. From 2006 to 2011, Dr. Sinnott held a seat on the Board of Directors of the Council of Responsible Nutrition’s (the “CRN”), the leading trade association representing ingredient suppliers and manufacturers of dietary supplements.  From 2009 to 2011, Dr. Sinnott also served as chair of the Senior Scientific Advisory Committee (SSAC) for the CRN. The SSAC is comprised of the highest-ranking scientific officers of member companies. Its role is to assist the CRN with development and implementation of scientific strategy relating to scientific publications, scientific policies and programs by government agencies. Dr. Sinnott earned his B.S. degree in Biological Sciences, a Masters in Natural Science, and a Ph.D. in Plant Sciences from Arizona State University, in Tempe, Arizona.  His focus was on applied biological sciences, including biotechnology and plant medicinal chemistry.

Robert A. Toth has served as a Class III director since March 2008 and he is the Vice Chairman for the Board, and Chairman of the Compensation and Stock Option Plan Committee. His current term as director expires in 2017. Mr. Toth is Co-founder and Chairman of Tatra Spring LLC, a supply chain services company based in Poland. He is a director of the Knowtions Company, a performance support systems software firm based in Ringoes, New Jersey. Since 2006, he has worked in venture capital as a private investor focused on new business startups in the technology sector. Mr. Toth has over 27 years of direct selling experience, most recently as President of Avon International from 2004 to 2005. In that capacity, his operations included over 120 countries with annual revenues in excess of $5.5 billion. Mr. Toth began his Avon career in customer service in 1978, then moved to U.S. sales and operations and was promoted to U.S. Director of Sales in 1989. He transitioned to Avon International in 1991 as Director of New Business Development, where he played a lead role in Avon’s market entry plan for Russia. He was based in Warsaw from 1993 to 1997 as Avon’s President of Central and Eastern Europe, where he established and led Avon Poland. From 1997 to 2004, Mr. Toth was based in London where he held a number of senior management positions including Group Vice President, Eastern Europe, Middle East and Africa (1997-1999), Senior Vice President, Europe, Middle East and Africa (1999-2002) and Executive Vice President for Asia-Pacific, Europe, Middle East and Africa (2002-2003). Mr. Toth graduated from LaSalle University in 1974 with a B.A. in Business Administration and was an officer in the U.S. Marine Corps from 1975 to 1978.

Director Qualifications

The Board respects its responsibility to provide oversight, counseling and direction to the management in the interest, and for the benefit of, our shareholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience and qualifications. It is critical that our directors understand the direct selling industry. It is equally important that, collectively, our directors have successful experience in each of the primary aspects of our business, including network marketing, direct sales, finance and audit, product strategy and development, independent associate relations, supply chain management, and sales and marketing.

J. Stanley Fredrick, our Chairman and largest shareholder, brings to the Board many years of direct selling experience as well as broad operational and marketing expertise as a co-founder of two direct selling companies. Mr. Fredrick also has significant experience serving on other company boards of directors, as well as the Direct Selling Association’s board and its various committees. Mr. Fredrick’s professional background provides him with a vast understanding of our Company, associate field leadership, and sales techniques.

Linda K. Ferrell, Ph.D. brings to the Board extensive knowledge in marketing and strategic corporate social responsibility.  Dr. Ferrell’s work with the Direct Selling Education Foundation provides her a unique knowledge concerning the value of the direct selling industry to global consumers.  Dr. Ferrell’s knowledge of marketing, ethical leadership, and the direct selling industry makes her a valued member of the Board.

Gerald E. Gilbert brings to the Board extensive legal and business experience in international trade and various areas of consumer products. Mr. Gilbert served as General Counsel to the Direct Selling Association and as General Counsel to the World Federation of Direct Selling Associations. Mr. Gilbert’s legal expertise in the direct selling industry makes him a valued member of the Board.

Larry A. Jobe brings to the Board extensive experience in management, finance and auditing. Mr. Jobe also has significant experience serving on other public company boards. Mr. Jobe’s considerable experience in public accounting and in evaluating financial statements makes him particularly well-suited to serve as chair of the Audit Committee. Mr. Jobe maintained an active CPA license from 1962 to 2002.

Marlin Ray Robbins is our co-founder, a substantial shareholder, and a high-level associate in our global downline network marketing system. Mr. Robbins brings to the Board over 25 years of experience with various network marketing and direct selling companies. Mr. Robbins’ vast understanding of associate field leadership makes him an expert in issues and critical needs related to building the success of our independent associates and a valued member of the Board.

Eric W. Schrier brings to the Board experience in digital marketing and publishing.  Mr. Schrier has significant experience in leading and advising companies on strategies including The Reader’s Digest Association.  Mr. Schrier’s knowledge of marketing, digital publishing, and leading a large multi-national company makes him a valuable addition to the Board.

Robert A. Toth brings to the Board extensive experience in senior management and as a venture capitalist. Mr. Toth has over 25 years of direct selling experience, most recently with Avon Products, Inc. Mr. Toth’s considerable experience with international markets makes him a valuable member of the Board, as international expansion has been, and continues to be, an important part of our long-term strategic plan. Having served in various leadership positions of Avon International, Mr. Toth has an in-depth understanding of the direct selling industry.

Consideration of Director Nominees

Under our Bylaws, the Nominating/Governance and Compliance Committee of our Board of Directors recommends to the Board all candidates for election by our shareholders at each annual meeting of shareholders.  Although the Board has not formally established criteria for Board membership, the Board does consider several factors before recommending a candidate for Board membership. These factors include the following:

•	the experience level, mix of skills and other business qualities a potential nominee may possess;

•	the general experience and skill levels of current Board members;

•	the potential nominee’s experience with accounting rules and practices;

•	the verification of background, work, and education of a potential nominee; and

•	other factors as the Nominating/Governance and Compliance Committee may deem in the best interests of our shareholders.

In addition, the Nominating/Governance and Compliance Committee will recommend director candidates in order to ensure that:

•	a majority of the Board of Directors are “independent” as defined by NASDAQ and SEC rules;

•	each of the Audit, Compensation and Stock Option Plan, and Nominating/Governance and Compliance Committees are comprised entirely of independent directors; and

•	at least one member of the Audit Committee has the experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the SEC.

The Nominating/Governance and Compliance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Governance and Compliance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been properly recommended to it by a shareholder and conduct inquiries it deems appropriate into the background of these proposed director candidates. When nominating a director for re-election, the Nominating/Governance and Compliance Committee will also consider the director’s past performance on the Board. The Nominating/Governance and Compliance Committee will evaluate all proposed director candidates based on the same criteria, with no regard to the source of the initial recommendation of the proposed director candidate.

The Nominating/Governance and Compliance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating/Governance and Compliance Committee believe it is important that Board members represent diverse viewpoints. In considering candidates, the Nominating/Governance and Compliance Committee considers the entirety of each candidate’s credentials, including such candidate’s diverse skills, experience and qualifications.

If a shareholder would like our Nominating/Governance and Compliance Committee to consider specific candidates for nomination to the Board, a shareholder should deliver written notice to our Chief Financial Officer at our corporate headquarters, located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019, or by fax at (972) 471-5642.  As required by our Bylaws, written notice of such proposed candidates for director should be delivered no later than December 31, 2015 to allow the Board time to consider such persons for nomination at our 2016 Annual Shareholders’ Meeting.  The written notice should include the candidates’ full name, age, biographical background, and qualifications.  If a shareholder intends to present a director nomination at the 2016 Annual Shareholders’ Meeting, the shareholder should follow the procedures describe on page 6 of this proxy statement.

Board Leadership Structure and Role in Risk Oversight

Meetings of the Board are presided over by the Chairman of the Board, currently Mr. Fredrick. While our Bylaws do not require that the Chairman be independent, the separation of the Chairman and CEO roles allows our CEO to focus on operational issues and the Chairman to focus on governance and other related issues.  Therefore, these positions are separate which we believe enhances the effectiveness of the Board.

It is management’s responsibility to manage risk and bring to the Board’s attention any material risks facing the Company. The Board as a whole and through its committees, regularly reviews various areas of significant risk, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, liquidity risks, business operations risks, regulatory risks and risks posed by significant litigation matters. Our Audit Committee regularly discusses with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act of 2002, accounting, financial and auditing risks, matters reported to the Audit Committee through the internal audit department and through anonymous reporting procedures.

Classes of Our Board of Directors

Seven directors currently serve on the Board, which is divided into three classes serving staggered three-year terms, which expire on the day of our Annual Shareholders’ Meeting. The Board has determined that five of our directors are independent. The members of each of the classes and the expiration dates of their terms as of April 15, 2015, are as follows:

Class	Term Expiration	Directors
Class I	2015	Gerald E. Gilbert*, Larry A. Jobe* , and Marlin Ray Robbins
Class II	2016	J. Stanley Fredrick(1) and Eric W. Schrier*
Class III	2017	Robert A. Toth(2)* and Linda K. Ferrell, Ph.D.*

*	Independent Board Member
(1)	Chairman of the Board of Directors
(2)	Vice Chairman of the Board of Directors

On October 28, 2014, Eric W. Schrier was appointed as an independent Board member to fill the Class II board seat vacated by Patricia Wier who retired from our Board in 2012.

On April 1, 2015, Linda K. Ferrell, Ph.D. was appointed as an independent Board member to fill the Class III board seat vacated by Alan D. Kennedy who retired from our Board effective February 27, 2015.

The Board held four regular meetings and four special meetings during 2014. All of our directors attended all of the meetings of the Board.  Although we do not have a formal policy regarding attendance by directors at our Annual Shareholders’ Meeting, we encourage and expect all of our directors to attend our Annual Shareholders’ Meeting. All of our directors attended our 2014 Annual Shareholders’ Meeting, which was held on May 28, 2014. It is anticipated that all of our directors will attend our 2015 Annual Shareholders’ Meeting to be held on May 28, 2015.

Director Independence

The Board has determined that each of Messrs. Gilbert, Jobe, Schrier, and Toth and Dr. Ferrell qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board has concluded that none of these members has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of Our Board of Directors

During 2014, the Board had four committees with various functions. All committee members attended all of their committee meetings, except for Mr. Kennedy who could not attend one Audit Committee meeting and two meetings of both the Compensation and Stock Option Plan Committee and the Nominating/Governance and Compliance Committee.  During 2014, the committees held the following number of meetings:

•	Audit Committee: 9;
•	Compensation and Stock Option Plan Committee: 8;
•	Nominating/Governance and Compliance Committee: 8; and
•	Science Committee: 4.

As of April 15, 2015, the Board committee membership is as follows:

Director’s Name	Audit Committee	Compensation and Stock Option Plan Committee	Nominating/ Governance, and Compliance Committee	Science Committee(1)
Non-Employee Independent Directors:
Linda K. Ferrell, Ph.D.(2)
Gerald E. Gilbert	X	X	C	X
Larry A. Jobe	C	X	X	X
Eric W. Schrier	X	X		X
Robert A. Toth	X	C	X	X
Non-Employee Directors:
J. Stanley Fredrick(3)
Marlin Ray Robbins				X

X	Member
C	Committee Chairman
(1)	Alan D. Kennedy retired from the Board effective February 27, 2015. Mr. Kennedy served as the chairman of the Science Committee and served as a committee member of the Audit Committee; the Compensation and Stock Option Plan Committee; and the Nominating/Governance, and Compliance Committee. As of April 15, 2015, the Board has not named a replacement for the chairman position of the Science Committee.
(2)	On April 1, 2015, Linda K. Ferrell, Ph.D. was appointed as an independent Board member to fill the Class III board seat vacated by Mr. Kennedy. As of April 15, 2015, Dr. Ferrell has not been assigned to any committees.
(3)	Chairman of the Board of Directors

The committees and their functions are as follows:

1.	Audit Committee. Our Audit Committee consists of Messrs. Gilbert, Jobe, Schrier and Toth and is chaired by Mr. Jobe. The Board has determined that each member of our Audit Committee meets the independence and financial literacy requirements for purposes of serving on such committee under applicable NASDAQ and SEC rules and that Mr. Jobe qualifies as an “audit committee financial expert” as defined by the SEC. Our Audit Committee is primarily responsible for approving all services provided by our independent registered public accounting firm, reviewing our annual audit results, and meeting with our independent registered public accounting firm to periodically review our internal controls, internal control over financial reporting, and financial management practices. Our Audit Committee’s responsibilities are stated more fully in its amended and restated charter, which is posted on our corporate website at http://ir.mannatech.com. Our Audit Committee’s report appears in this proxy statement on page 40.

2.	Compensation and Stock Option Plan Committee. Our Compensation and Stock Option Plan Committee consists of Messrs. Gilbert, Jobe, Schrier and Toth and is chaired by Mr. Toth. The Board has determined that each member of our Compensation and Stock Option Plan Committee meets the independence requirements for purposes of serving on such committee under applicable NASDAQ and SEC rules. None of our executive officers serves as a member of any board of directors or as a member of any other compensation committee for any other entity that has or has had one or more of their executive officers serving as a member of the Board or on our Compensation and Stock Option Plan Committee. Our Compensation and Stock Option Plan Committee is primarily responsible for establishing all compensation for our executive officers and directors including salaries, bonuses, stock option grants, and stock option plan administration. Our Compensation and Stock Option Plan Committee’s responsibilities are stated more fully in its revised charter, which is posted on our corporate website at http://ir.mannatech.com.

3.	Nominating/Governance, and Compliance Committee. Our Nominating/Governance, and Compliance Committee consists of Messrs. Gilbert, Jobe, and Toth and is chaired by Mr. Gilbert. The Board has determined that each member of the Nominating/Governance, and Compliance Committee meets the independence requirements for purposes of serving on such committee under applicable NASDAQ and SEC rules. Our Nominating/Governance, and Compliance Committee is primarily responsible for reviewing and recommending nominees to the Board, developing plans regarding the size and composition of the Board, developing management succession planning, and establishing and maintaining policies and procedures to handle and investigate complaints, including whistleblower or other confidential complaints. Our Nominating/Governance, and Compliance Committee is also responsible for directing the investigation of complaints including advising the Board about the outcome of any complaints or any other legal matters. For information on criteria for director nominees, see “Consideration of Director Nominees”, beginning on page 16. Our Nominating/Governance and Compliance Committee’s responsibilities are stated more fully in its charter that is posted on our corporate website at www.mannatech.com. For additional information on nominating nominees to the Board see “Shareholder Procedures for Nominating Board Members or Introducing Proposals,” beginning on page 6 of this proxy statement.

5.	Science Committee. Our Science Committee was formed in June 2003, consists of Messrs. Gilbert, Schrier, Robbins, Jobe, and Toth. As of April 15, 2015, the Board has not named a chairman to replace Mr. Kennedy who retired from the Board on February 27, 2015. Our Science Committee is primarily responsible for overseeing all aspects of our product development and setting the overall direction of our product research and development.

Shareholder Communication with Our Board of Directors

We request that any shareholders interested in communicating directly with individual directors or with our entire Board submit such correspondence in writing. To submit written correspondence to the Board, fax such correspondence to (972) 471-5642, or send by email to BoardofDirectors@mannatech.com, or mail to Mannatech, Incorporated, Attention CFO, “For Mannatech’s Board of Directors,” 600 S. Royal Lane, Suite 200, Coppell, Texas 75019. Upon receipt, a copy of such correspondence will be given to both the Corporate Secretary and to J. Stanley Fredrick, our Chairman of the Board. All correspondence to specific Board members will be delivered directly to the individual Board member. A voice message can be left for the Board at (972) 471-6512. Our Executive Officers and designated officials may be given access to such shareholder communications with the Board, except in instances in which the charters of our committees require anonymity.

Code of Ethics

In order to help promote the highest levels of business ethics, the Board adopted a Code of Ethics for our executive officers and directors in 2003. The Code of Ethics was amended in April 2006 and is published on our corporate website at http://ir.mannatech.com. Any change in or waiver from and the grounds for such change or waiver of our Code of Ethics shall be promptly disclosed by publishing such change or waiver on our corporate website at http://ir.mannatech.com. Our Code of Ethics applies to all of our executive officers and directors. Our Code of Ethics was designed to ensure that our business is conducted in a consistent legal and ethical manner and sets forth guidelines for all areas of professional conduct, including conflicts of interest, employment policies, protection of confidential information, and fiduciary duties.

Compensation of Directors

We compensate our non-employee directors for serving and participating on the Board, for chairing committees, and for attending Board and Board committee meetings. Our Nominating/Governance and Compliance Committee reviews the compensation of our non-employee directors and recommends to the Compensation and Stock Option Plan Committee any changes to director compensation that the Nominating/Governance and Compliance Committee deems appropriate. Our Compensation and Stock Option Plan Committee then reviews such recommendations and after due deliberation and consideration approves any such changes it deems appropriate and recommends them to the Board. The Board then reviews such recommendations and after due deliberation and consideration approves any such changes it deems appropriate. Non-employee director fees during 2014 were as follows:

	Board Member	Audit Committee	Compensation and Stock Option Plan Committee	Nominating/ Governance and Compliance Committee	Science Committee
Chairman fee(1)	$372,910	$20,000	$18,000	$12,500	$7,500
Independent director retainer(1)	$35,000	$—	$—	$—	$—
In-person meeting fee(2)	$1,000	$1,000	$1,000	$1,000	$1,000
Telephonic meeting fee	$500	$500	$500	$500	$500
Re-elected Board members(3)	$—	$—	$—	$—	$—

(1)	The Chairman fee and director retainer are paid monthly during the calendar year. The independent director retainer increased to $40,000 effective January 2015.
(2)	The in-person meeting fee increased to $1,500 effective January 2015.
(3)	Each non-employee director re-elected to the Board by our shareholders was granted 5,000 stock options. The stock options are priced on the date of grant and expire in ten years. One-third of the stock options vest on the date of grant, another one-third of the stock options vest on the first anniversary date of grant, and the remaining one-third of the stock options vest on the second anniversary of the date of grant.

All directors are reimbursed for any reasonable out-of-pocket travel expenses in connection with their travel to and attendance at any of the Board’s meetings or committee meetings.

2014 Director Compensation Table

The table below summarizes the compensation paid during 2014 to our non-employee directors. Our non-employee directors do not receive non-equity incentive plan compensation, or nonqualified deferred compensation.

Director		Fees Earned or Paid in Cash(1)		Stock Awards(2)	Option Awards(3)		All Other Compensation	Total
J. Stanley Fredrick		$372,910		$26,880	$97,660		$6,084(4)	$503,534
Gerald E. Gilbert		$77,000		$26,880	$61,037	$	─	$164,917
Larry A. Jobe		$83,500		$26,880	$61,037	$	─	$171,417
Alan D. Kennedy		$64,000		$26,880	$106,129	$	─	$197,009
Marlin Ray Robbins	$	─		$26,880	$61,037		$2,752,725(5)	$2,840,642
Eric W. Schrier		$6,000	$	─	$42,545	$	─	$48,545
Robert A. Toth		$80,750		$26,880	$106,129	$	─	$213,759

(1)	The amounts reported in this column represent the aggregate dollar amount of annual retainer fees, committee and/or chairmanship fees, and meeting fees, as described in the table above.
(2)	The Board awarded 1,000 shares of common stock in December 2014 to each director serving as of September 30, 2014.
(3)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation”. The first grant on February 20, 2014 consisted of 8,000 stock options to Mr. Fredrick and 5,000 stock options to each of the other directors, other than Mr. Schrier, with an exercise price of $19.60. The second was a grant to Messrs. Kennedy and Toth that were awarded in connection with their re-election to the Board at the 2014 Annual Shareholders’ Meeting. They each received a grant of 5,000 stock options with an exercise price of $14.68 pursuant to our policy that each non-employee director re-elected to the Board by our shareholders is granted 5,000 stock options. Finally, Mr. Schrier received a grant of 5,000 stock options with an exercise price of $14.19 pursuant to our policy that each non-employee director appointed to the Board is granted 5,000 stock options. For the aforementioned grants, one-third of the stock options vest on the date of grant, another one-third of the stock options vest on the first anniversary date of the grant, and the remaining one-third of the stock options vest on the second anniversary of the date of grant. The stock options are priced on the date of grant. See table below titled “Directors’ Stock Options Outstanding” for aggregate options outstanding at year end.
(4)	Included in other compensation is our payment for Mr. Fredrick’s travel of $4,776 and membership dues for a private club of $1,308. Mr. Fredrick reimbursed the Company $15,226 related to his 2014 medical and insurance premiums.
(5)	Mr. Robbins holds positions in our associate global downline network marketing system and we paid him commissions of approximately $2.8 million in connection therewith.

Directors’ Stock Options Outstanding

The table below summarizes the outstanding stock options of our non-employee directors as of December 31, 2014:

Director	Grant Date	Aggregate Number of Shares Underlying Outstanding Stock Options	Exercise Price Per Share	Grant Date Fair Value of Option Awards	Calculated Fair Value Price Per Share	Fair Value of Option Awards Recognized in 2014(a)
J. Stanley Fredrick	June 10, 2010	6,976	$23.70	$82,326	$11.80	$—
August 16, 2010		392	$27.10	$5,491	$14.01	$—
February 21, 2013		5,000	$5.72	$17,850	$3.57	$5,945
June 5, 2013		5,000	$9.89	$30,350	$6.07	$10,117
February 20, 2014		8,000	$19.60	$97,660	$12.21	$60,558
		25,368		$233,677		$76,620

Gerald E. Gilbert	November 20, 2008	1,000	$25.00	$10,300	$10.30	$—
June 10, 2009		5,000	$30.00	$72,000	$14.40	$—
August 16, 2010		2,315	$24.60	$32,421	$14.00	$—
May 30, 2012		1,667	$5.19	$5,351	$3.21	$2,192
February 21, 2013		3,333	$5.72	$11,899	$3.57	$5,945
February 20, 2014		5,000	$19.60	$61,037	$12.21	$37,849
		18,315		$193,008		$45,986

Larry A. Jobe	November 20, 2008	1,000	$25.00	$10,300	$10.30	$—
June 10, 2009		5,000	$30.00	$72,000	$14.40	$—
August 16, 2010		1,410	$24.60	$19,740	$14.00	$—
May 30, 2012		1,667	$5.19	$5,351	$3.21	$2,192
February 21, 2013		3,334	$5.72	$11,902	$3.57	$5,945
February 20, 2014		5,000	$19.60	$61,037	$12.21	$37,849
		17,411		$180,330		$45,986

Alan D. Kennedy (b)	November 20, 2008	1,000	$25.00	$10,300	$10.30	$—
August 16, 2010		2,441	$24.60	$34,184	$14.40	$—
June 9, 2011		13,157	$11.40	$84,211	$6.40	$—
February 21, 2013		5,000	$5.72	$17,850	$3.57	$5,945
February 20, 2014		5,000	$19.60	$61,037	$12.21	$37,849
May 28, 2014		5,000	$14.68	$45,092	$9.02	$23,966
		31,598		$252,674		$67,760

Marlin Ray Robbins	June 12, 2006	1,115	$112.10	$54,373	$48.77	$—
November 20, 2008		1,000	$25.00	$10,300	$10.30	$—
June 10, 2009		5,000	$30.00	$72,000	$14.40	$—
May 30, 2012		5,000	$5.19	$25,950	$3.21	$2,192
February 21, 2013		5,000	$5.72	$17,850	$3.57	$5,945
February 20, 2014		5,000	$19.60	$61,037	$12.21	$37,849
		22,115		$241,510		$45,986

Eric W. Schrier	October 29, 2014	5,000	$14.19	$42,545	$8.51	$16,630
		5,000		$42,545		$16,630

Robert A. Toth	August 16, 2010	2,410	$24.60	$33,751	$14.00	$—
June 9, 2011		13,157	$11.40	$84,211	$6.40	$—
February 21, 2013		5,000	$5.72	$17,850	$3.57	$5,945
February 20, 2014		5,000	$19.60	$61,037	$12.21	$37,849
May 28, 2014		5,000	$14.68	$45,092	$9.02	$23,966
		30,567		$241,941		$67,760

(a)	Represents the calculated stock-based compensation expense recognized in our consolidated financial statements for the fair value of the option awards in accordance with FASB ASC Topic 718 “Stock Compensation”. Assumptions made in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on March 10, 2015.
(b)	Mr. Kennedy retired from the Board on February 27, 2015. In recognition of Mr. Kennedy’s service, the Board of Directors accelerated the vesting of any unvested nonqualified stock options previously awarded to Mr. Kennedy and extended the terms of the outstanding options from three months following Mr. Kennedy’s retirement to the original terms of the options.

Directors’ Stock Ownership Guidelines

We encourage our non-employee directors to own shares of our common stock equal to three times the value of a director’s annual board retainer in order to demonstrate to our shareholders and the investment community that our directors are personally committed to our success.  However, we do not have a formal policy requiring our directors to own any specific number of shares.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 15, 2015, by (a) each person known by us to beneficially own 5% or more of our outstanding shares of common stock, (b) each of our directors and “Named Executive Officers,” and (c) all of our current directors and executive officers as a group.

Name	Number of Outstanding Shares		Number of Shares Underlying Options (1)	Total Number of Outstanding Shares and Shares Underlying Options (1) (2)	% of Class Outstanding(1)
Beneficial Owners of 5% or More
Michael Challen(3)	228,758		─	228,758	8.5%
Tyler Rameson(4)	228,815		─	228,815	8.5%
Directors and Named Executive Officers
J. Stanley Fredrick(5)	316,406	(6)	21,034	337,440	12.6%
Marlin Ray Robbins	65,000		18,781	83,781	3.1%
Robert A. Toth	53,000		25,566	78,566	2.9%
Larry A. Jobe	41,173		14,077	55,250	2.1%
Gerald E. Gilbert	12,000		16,647	28,647	1.1%
Eric W. Schrier	─		1,666	1,666	0.1%
Linda K. Ferrell, Ph.D.	─		1,666	1,666	0.1%
Robert A. Sinnott, Ph.D.	9,703	(7)	13,918	23,621	0.9%
Alfredo (Al) Bala	1,833		3,333	5,166	0.2%
Yong Jae (Patrick) Park	─		─	─	─ %

All 14 executive officers and directors as a group	508,712		130,042	638,754	23.8%

(1)	Shares of our common stock subject to stock options, warrants, or any other convertible security currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 2015, are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not outstanding for computing the percentage of any other person or entity.
(2)	The information contained in this table with respect to beneficial ownership reflects “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.
(3)	The information regarding the beneficial ownership of Michael Challen is based on the Schedule 13G/A filed with the SEC by Mr. Challen on February 5, 2015, in which Mr. Challen indicated he had sole power to vote and dispose of all such shares. The address for Mr. Challen is 2786 Puestra Del Sol, Santa Barbara, CA 93105.
(4)	The information regarding the beneficial ownership of Tyler Rameson is based on the Schedule 13G/A filed with the SEC by Mr. Rameson on January 6, 2015, in which Mr. Rameson indicated he had sole power to vote and dispose of all such shares. The address for Mr. Rameson is 300 Sheffield Drive, Santa Barbara, CA 93101.
(5)	Mr. Fredrick beneficially owns more than 5% of our common stock. Mr. Fredrick maintains offices at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019.
(6)	The number of shares owned by Mr. Fredrick includes 191,406 shares of our common stock directly held by Mr. Fredrick and 125,000 shares of our common stock held through JSF Resources LTD Partnership. JSF Resources LTD is a limited partnership that is owned by FSJ Secure Trust, of which Mr. Fredrick is the sole beneficiary. Mr. Fredrick pledged 40,000 shares he holds individually as collateral for a loan.
(7)	Dr. Sinnott holds 3,333 shares directly and 6,370 shares indirectly. The indirect holdings are held by Dr. Sinnott’s wife as custodian for his three sons. Dr. Sinnott has disclaimed beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in their beneficial ownership of our common stock with the SEC. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of such reports or written representations furnished to us that no other reports were required, we believe that during the year ended December 31, 2014, all of our executive officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.  Further, based solely on a review of such reports or written representations furnished to us, during the fiscal year ended December 31, 2014, Mr. Schrier filed a late Form 4 related to a grant of options in October 2014.  For fiscal year ended December 31, 2015, Messrs. Simons and Park each filed a late Form 3 related to being designated a Section 16 officer in February 2015.

EXECUTIVE COMPENSATION

This executive compensation discussion describes our compensation program for the year ended December 31, 2014 for our Named Executive Officers listed below, which we refer collectively as our “Named Executive Officers”.

•	Robert A. Sinnott, Ph.D. – CEO and Chief Science Officer
•	Alfredo (Al) Bala – President
•	Yong Jae (Patrick) Park – Regional President Asia

Dr. Sinnott is a Named Executive Officer based on his position, while the other individuals listed above were Named Executive Officers based on compensation earned in 2014.

We compensate our executive officers through our executive compensation program that is designed to maintain a fair, equitable, and competitive compensation package that allows the Company to attract and retain top executive talent.  Based on recommendations made by our Compensation and Stock Option Plan Committee, the Board approves all compensation related to our executive officers, including our Named Executive Officers.  The Compensation and Stock Option Plan Committee annually reviews each executive officer’s responsibilities and performance.  In general, our executive compensation program for executive officers, including our Named Executive Officers, consists of payment of an annual base salary; participation in our Management Non-Equity Incentive Bonus Plan; stock option awards; and certain other benefits and perquisites.

Summary Compensation Table (2013 & 2014)

The following table summarizes the total compensation awarded to our Named Executive Officers for the fiscal years ended December 31, 2013 and 2014:

Name & Principal Position	Year	Salary(1)		Bonus		Option Award(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Robert A. Sinnott, Ph.D.	2014	$383,077		$15,000(5)		$61,037		$292,500	$15,528	$767,142
CEO & Chief Science Officer	2013	$350,000		$20,512(6)		$17,850	$	─	$41,048	$429,410

Alfredo (Al) Bala	2014	$319,846		$12,462(5)		$61,037		$243,000	$26,180	$662,525
President	2013	$300,000		$15,569(7)		$17,850	$	─	$15,240	$348,659

Yong Jae (Patrick) Park (8)	2014	$230,759		$284,933(9)		$38,627		$200,884(10)	$21,570	$776,773
Regional President Asia	2013	$209,029	$	─	$	─		$107,072(11)	$15,511	$331,612

(1)	The amounts reported in this column represents the total amount paid to the executive during the year as a result of the executive’s annual base salary and the number of payroll periods in the respective year.
(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation” for option awards granted in 2013, and 2014, respectively. Assumptions made in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2015.
(3)	The amounts reported in this column represent non-equity incentive plan compensation paid in March 2015 under our Management Non-Equity Incentive Bonus Plan with respect to 2014 performance. Messrs. Sinnott and Bala did not meet 2013 performance targets and, therefore, no bonuses were earned by them in 2013 under our Management Non-Equity Incentive Bonus Plan.
(4)	The amounts reported in this column include, among other items, an automobile allowance or automobile lease payments, matching contributions to our 401(k) plan, automobile insurance coverage, and travel expenses paid on behalf of each Named Executive Officer including $25,956 in 2013 to Dr. Sinnott, and are detailed in the “All Other Compensation” table included below.
(5)	The Board of Directors awarded in 2014 a year-end bonus of two weeks base salary that was paid in December 2014.
(6)	Amount represents a $500 Christmas Bonus, grossed-up for taxes, paid in December 2013 and a $20,000 bonus awarded at the discretion of the Board of Directors paid in March 2014.
(7)	Amount represents a $500 Christmas Bonus, grossed-up for taxes, paid in December 2013 and a $15,000 bonus awarded at the discretion of the Board of Directors paid in March 2014.
(8)	Mr. Park’s compensation is paid in Korean Won except for the Non-Equity Incentive Plan Compensation, which is denominated in United States Dollars but paid in Korean Won. The Company has converted the compensation paid in Korean Won to United States Dollars using the average daily midpoint for the period from January 1 through December 31 of the respective year. Using this methodology, the conversion rate is 1,095.44 Korean Won per United States Dollar and 1,052.88 Korean Won per United States Dollar for 2013 and 2014 respectively.
(9)	The Board of Directors awarded Mr. Park a discretionary bonus of ₩300,000,000 (or $284,933) in October 2014 of which ₩250,000,000 (or $237,444) was paid in November 2014 with the remainder being paid in March 2015.
(10)
Pursuant to the 2014  non-equity incentive plan approved by the Compensation and Stock Option Plan Committee for Mr. Park, he earned ₩211,506,250 (or $200,884) in 2014 of which ₩185,100,000 (or $175,780)was paid in March 2015.

(11)
Pursuant to the 2013  non-equity incentive plan approved by the Compensation and Stock Option Plan Committee for Mr. Park, he earned ₩117,290,749 (or $107,072) in 2014 of which ₩90,000,000 (or $82,363)  was paid in March 2014.

All Other Compensation Table (2013 and 2014)

The amounts included in the “All Other Compensation” column of the Summary Compensation Table above are broken down as follows:

Name	Yr.	Automobile Lease Payments ($)	Company Matching 401(k) Contribution ($)	Life Insurance ($)	Travel Expenses(1) ($)	Total All Other Compensation ($)
Robert A. Sinnott, Ph.D.	2014	12,000	2,550	601	377	15,528
	2013	12,000	2,550	542	25,956	41,048

Alfredo (Al) Bala	2014	12,000	2,550	746	10,884	26,180
	213	12,000	2,550	690	─	15,240

Yong Jae (Patrick) Park	2014	21,570	─	─	─	21,570
	2013	15,411	─	─	─	15,411

(1)	The amounts reported in this column reflect travel-related costs, including airfare, meals and entertainment, for our Named Executive Officers’ family members to travel with them at our Company-related events.

Executive Employment Agreements

We enter into employment agreements with certain executive officers, including our Named Executive Officers. Pursuant to the terms of the employment agreements, some of our executive officers are entitled to severance in certain events of early termination. These provisions are described in the section titled “Potential Payments Upon Termination or Change in Control” appearing later in this Proxy Statement. In the employment agreements, we have agreed to pay relocation expenses for newly hired executives, provide a leased vehicle or pay a monthly automobile allowance, and allow our executives to participate in our Management Non-Equity Incentive Bonus Plan and in all of our other employee benefit plans. In addition, the employment agreements contain covenants regarding (i) confidentiality and non-disparagement that apply to the executive both during and after employment and (ii) non-competition and non-solicitation that apply to the executive during employment and for one year after termination. The following is a description of the other material terms of the employment agreements with our Named Executive Officers as of December 31, 2014:

Named Executive Officer	Position	Effective Date of Agreement		Expiration Date		2013 Annual Base Salary		2014 Annual Base Salary		2015 Annual Base Salary
Robert A. Sinnott, Ph.D.	CEO and Chief Science Officer	October 2007	(1)	December 2015	(1)	$350,000		$390,000		$390,000
Alfredo (Al) Bala	President	October 2007		December 2015	(2)	$300,000		$324,000		$324,000
Yong Jae (Patrick) Park	Regional President Asia	October 2009		September 2015	(3)	$227,000	(4)	$247,000	(4)	$285,000	(4)

(1)	The employment agreement for Dr. Sinnott was amended in December 2009 and had an initial term of one year with automatic renewals for successive one-year periods unless terminated pursuant to the terms of the contract.
(2)	The employment agreement for Mr. Bala had an initial term of two years with automatic renewals for successive one-year periods unless terminated pursuant to the terms of the contract.
(3)	The employment agreement for Mr. Park had an initial term of one year with automatic renewals for successive one-year periods unless terminated pursuant to the terms of the contract.
(4)	Mr. Park’s annual base salary is ₩238,978,500 for 2013, ₩260,486,560 for 2014, and ₩300,000,00 for 2015 converted to United States Dollars using an exchange rate of ₩1,052.88 per $1.

In October 2007, we entered into a one-year employment agreement, with automatic renewals for successive one-year periods, with Dr. Sinnott, our CEO and Chief Science Officer. Pursuant to the terms of the employment agreement, we agreed to pay Dr. Sinnott an annual base salary of $312,000. In accordance with the terms of the employment agreement allowing increases to base salary, the Board and the Compensation and Stock Option Plan Committee review Dr. Sinnott’s base salary annually in accordance with their annual review of salaries for our Named Executive Officers and make any adjustments they deem appropriate. We have made periodic increases to Dr. Sinnott’s base salary over the years to reflect various promotions and market salaries of our competitors for similarly-situated executives.  In February 2014, we increased Dr. Sinnott’s annual base salary to $390,000 in connection with his performance evaluation and to align with the compensation levels of our competitors.  His base salary remains at this level for 2015.

In October 2007, we entered into a two-year employment agreement, with automatic renewals for successive one-year periods, with Mr. Bala, our Executive Vice President, Sales & Marketing. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Bala an annual base salary of $275,000. In accordance with the terms of the employment agreement allowing increases to base salary, the Board and the Compensation and Stock Option Plan Committee review Mr. Bala’s base salary annually in accordance with their annual review of salaries for our Named Executive Officers and make any adjustments they deem appropriate. We have made periodic increases to Mr. Bala’s base salary over the years to reflect various promotions and market salaries of our competitors for similarly-situated executives.  In February 2014, we increased Mr. Bala’s annual base salary to $324,000 in connection with his performance evaluation and to align with the compensation levels of our competitors.  His base salary remains at this level for 2015.

In October 2009, we entered into a one-year employment agreement, with automatic renewals for successive one-year periods, with Mr. Park, our Regional President Asia. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Park an annual base salary of approximately $117,000 (₩123,000,000 at ₩1,052.88 per $1). In accordance with the terms of the employment agreement allowing increases to base salary, the Board and the Compensation and Stock Option Plan Committee review Mr. Park’s base salary annually in accordance with their annual review of salaries and make any adjustments they deem appropriate. We have made periodic increases to Mr. Park’s base salary over the years to reflect various promotions and market salaries of our competitors for similarly-situated executives.  In November 2014, we increased Mr. Park’s annual base salary to approximately $285,000 (₩300,000,000 using aforementioned exchange rate) in connection with his performance evaluation and to align with the compensation levels of our competitors.  His base salary remains at this level for 2015.

2014 Grants of Plan Based Awards

No stock awards were granted to our Named Executive Officers in 2014.  We granted the following stock options to our Named Executive Officers in 2014:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Robert A. Sinnott, Ph.D.	2/20/2014	5,000	$19.60	$61,037
Alfredo (Al) Bala	2/20/2014	5,000	$19.60	$61,037
Yong Jae (Patrick) Park	10/28/2014	4,500	$14.33	$38,627

 Equity Compensation Plan Information

We use stock option plans to encourage investment by our officers, employees, and non-employee directors in shares of our common stock so they will have an increased vested interest in and greater concern for Mannatech’s welfare.

The Board and a majority of our shareholders approved the Mannatech, Incorporated 2008 Stock Incentive Plan in February 2008 and in 2012 and 2014 amended the plan to increase the number of shares of common stock subject to the plan (as amended, the “2008 Plan”).  Our 2008 Plan enables us to attract and retain employees, consultants and directors who will contribute to our long-term success and aligns the interests of those individuals with the interests of our shareholders. Awards of stock options, including incentive and nonstatutory stock options, and restricted stock may be issued under our 2008 Plan. The Compensation and Stock Option Plan Committee administers the 2008 Plan.  The 2008 Plan is our only equity compensation plan in effect as of December 31, 2014.

There are 330,000 shares of our common stock currently reserved for issuance under our 2008 Plan, which does not include certain shares available for issuance under our predecessor stock plan.  In the event of certain changes to our common stock, including due to a merger, consolidation, reorganization, reincorporation, stock dividend, non-cash dividend, stock split, liquidation, combination, stock exchange, or change in corporate structure, we may adjust the number of shares subject to our 2008 Plan and to any outstanding awards.

Generally, the exercise price with respect to stock options granted pursuant to our 2008 Plan cannot be less than 100% of the fair market value per share of our common stock on the date of grant.  Unless the Compensation and Stock Option Plan Committee specifies otherwise, in general, stock options vest annually over a two- or three- year period and have a ten-year term.

Participants in our 2008 Plan may pay the exercise price for stock options in cash, shares of common stock, via a broker-assisted cashless exercise method or in any other form of legal consideration that the Compensation and Stock Option Plan Committee approves.

Our 2008 Plan also permits awards of restricted shares of our common stock, or restricted stock, and the Compensation and Stock Option Plan Committee determines the vesting schedule for such restricted stock.

If we undergo a change in control or certain other significant corporate transactions, our 2008 Plan provides that we may assume, continue, substitute for, or cancel any outstanding awards.  For purposes of our 2008 Plan, a “change in control” generally means (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets to a third-party, (ii) the replacement of the majority of the incumbent members of the Board, (iii) the adoption of a plan relating to our liquidation or dissolution, or (iv) the consummation of any transaction (including a merger or consolidation) that results in a third-party becoming the beneficial owner of more than 50% of our voting power.

In the event that any award under our 2008 Plan is determined to be nonqualified deferred compensation subject to Section 409A of the Code, the award will have to comply with certain technical tax limitations with respect to when awards may be exercised or paid for.

Our 2008 Plan will terminate automatically on February 20, 2018, unless the Board terminates it sooner.  The Board may amend our 2008 Plan at any time but to the extent shareholder approval is necessary pursuant to the 2008 Plan or marketplace rules of NASDAQ, an amendment may not become effective until we obtain shareholder approval.

The following table provides information as of April 15, 2015 about our common stock that may be issued upon the exercise of stock options under the 2008 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by shareholders	245,358	$16.85	136,052
Equity compensation plans not approved by shareholders	—	—	—
Total	245,358		136,052

Non-Equity Incentive Plans

We award annual cash bonuses under our Management Non-Equity Incentive Bonus Plan for achievement of specified performance objectives within a specific performance period, which is typically one year or less. We make awards from an established incentive pool. The Compensation and Stock Option Plan Committee determines the total size of our incentive pool by taking into account our financial performance. We believe this pool-based bonus system helps foster teamwork and ensures that all executives work collectively to improve our performance.

2014 Non-Equity Incentive Plan

For 2014, the Board approved two bonus opportunities for Messrs. Sinnott and Bala and other members of senior management designated by the Compensation and Stock Option Plan Committee under our Management Non-Equity Incentive Bonus Plan.  Mr. Park was not eligible for this bonus during 2014.

The common measurement for both bonus opportunities is based on Income from Operations, as determined by generally accepted accounting principles (“GAAP”).

1.	Annual Bonus Opportunity

This bonus opportunity is available to senior management of the Company (including our senior executive officers).  Messrs. Sinnott and Bala and other senior management designated by the Compensation and Stock Option Plan Committee are eligible for their bonus if the Company achieves one of the four operating income targets as of the end of fiscal year 2014.  To achieve a bonus opportunity, the actual operating income for fiscal year 2014 must be equal to or greater than the operating income target as set forth below.  The maximum potential bonus that an eligible senior executive officer will be entitled to receive under this bonus opportunity is 30% of his or her base salary.  The maximum potential bonus for senior management, excluding senior executive officers, is 20% of his or her base salary.

The following table represents the 2014 operating income targets and bonus opportunities:

2014 Operating Income Targets – Annual Bonus

	1st Target	2nd Target	3rd Target	4th Target
Operating Income*	$7 million	$8 million	$9 million	$10 million
Bonus Opportunity **	7.5% / 5.0%	15.0% / 10.0%	22.5% / 15.0%	30.0% / 20.0%

* Before accrual of Annual Bonus Opportunity.
** Senior executive officers / senior management exclusive of senior executive officers.

Based on our annual 2014 operating income, the senior management of the Company (including our senior executive officers) qualified for the 4th target  bonus as delineated above.  These bonuses were paid to the non-senior executive officers in March 2015 following Audit Committee acceptance of our 2014 financial statements.  Under the terms of the 2014 non-equity incentive plans, senior executive officers were paid pursuant to the Quarterly Bonus Opportunity described below as the amounts earned under that plan exceeded the amounts earned pursuant to this Annual Bonus Opportunity.

2.	Quarterly Bonus Opportunity

This bonus opportunity is only available to Messrs. Sinnott, Bala, Nicholls, and Bikman, as our senior executive officers.  For 2014, the Board and the Compensation and Stock Option Plan Committee implemented a quarterly bonus opportunity as an incentive for our senior executive officers to achieve operating income above the annual bonus targets.  To achieve a bonus opportunity, the actual operating income, after ratable accrual of the annual bonus, must exceed the applicable quarterly operating income target.  Once a quarterly bonus is earned, it is not subject to forfeiture based on the failure to meet future operating income targets.  The maximum potential bonus that an eligible senior executive officer will be entitled to receive under this bonus opportunity is 100% of his or her salary if the Company meets all prescribed operating income targets.

The following table represents the 2014 operating income targets and bonus opportunities:

2014 Operating Income Targets – Quarterly Bonus

	End of 2nd Quarter	End of 3rd Quarter	End of Year
Operating Income*	$4.6 million	$8.9 million	$12.8 million
Bonus Opportunity	25%	25%	50%

* After ratable accrual of Annual Bonus Opportunity.

The senior executive officers who participate in both bonus opportunities were eligible to be paid the greater of the bonus amounts achieved pursuant to the two bonus opportunities, but could not be paid under both the annual and quarterly bonus opportunities.  Based on the actual operating income achieved in 2014, the senior executive officers did not qualify for the bonus at the end of the 2nd Quarter; however, they did qualify for the bonuses for the 3rd Quarter and End of Year as delineated above.  Therefore, the senior executive officers earned a cumulative bonus of 75% under this incentive plan.  As the bonus earned by the senior executive officers of 75% pursuant to the Quarterly Bonus Opportunity exceeded the 30% earned pursuant to the Annual Bonus Opportunity, the senior executive officers were paid the 75% Quarterly Bonus Opportunity for 2014.  The 3rd Quarter bonus payments to the senior executive officers occurred in November 2014 (following Audit Committee acceptance of our 3rd Quarter 2014 financial statements) and the End of Year bonus payments occurred in March 2015 (following Audit Committee acceptance of our 2014 year-end financial statements).

3. Regional President Asia

During 2014, the Board and the Compensation and Stock Option Plan Committee implemented a bonus opportunity for each of our Regional Presidents and country general managers.  Mr. Park’s bonus opportunity consisted of achieving targeted net sales levels for each country under his management as well as achieving targeted operating income for each country under his management.  His maximum bonus opportunity upon achievement of the maximum targets would be 110% of his salary.  The maximum bonus opportunity by country was 50% for Korea and 20% each for Taiwan, Hong Kong, and Japan.

Mr. Park earned a cumulative bonus of 61.7% of his base compensation based on the actual results achieved by the markets under his management.  Based on the operating results of each country, Mr. Park earned bonuses as a percentage of his salary as follows: 42% for Korea, 11.7% for Japan, 8% for Taiwan, and no bonus for Hong Kong.  These bonuses were paid to Mr. Park in March 2015 following Audit Committee acceptance of our 2014 financial statements.

In November 2014, the Board and the Compensation and Stock Option Plan Committee awarded a discretionary cash bonus to Mr. Park in recognition of multi-year growth in the Korean market.  Mr. Park was awarded a one-time discretionary bonus of approximately $285,000 (using the 2014 average exchange rate of ₩1,052.88 per $1), 75% of which was paid in November 2014 and the remainder was paid concurrently with the bonuses paid in March 2015.

2015 Non-Equity Incentive Plan

For 2015, the Board has approved two bonus opportunities for our Named Executive Officers, regional presidents and other senior executives designated by the Compensation and Stock Option Plan Committee under our Management Non-Equity Incentive Bonus Plan.

The common measurement for both bonus opportunities is based on income from operations, as determined by generally accepted accounting principles (“GAAP”).

1.	Annual Bonus Opportunity

This bonus opportunity is available to senior management of the Company (including our senior executive officers and regional presidents).  Our Named Executive Officers and other senior management designated by the Compensation and Stock Option Plan Committee will be eligible for this bonus if the Company achieves one of the four income from operations targets as of the end of fiscal year 2015.  To achieve a bonus opportunity, the actual income from operations for fiscal year 2015 must be equal to or greater than the income from operations target as set forth below.  The maximum potential bonus that Messrs. Sinnott, Bala, and Nicholls will be entitled to receive under this bonus opportunity is 40% of his base salary.  The maximum potential bonus for other senior management and regional presidents, is either 20% or 30% depending on their tier classification.    The bonuses are awarded and payable after the Audit Committee has accepted the financial statements for fiscal year 2015.

The following table represents the 2015 income from operations targets and bonus opportunities:

2015 Income from Operations Targets – Annual Bonus

	1st Target	2nd Target	3rd Target	4th Target
Income from Operations*	$12.8 million	$14.0 million	$15.2 million	$16.4 million
Bonus Opportunity **	15% / 7.5% / 5.0%	20% / 15.0% / 10.0%	30% / 22.5% / 15.0%	40% / 30.0% / 20.0%

* After accrual of Annual Bonus Opportunity.
** Messrs. Sinnott, Bala and Nicholls / Tier 1 senior management / Tier 2 senior management and regional presidents

2.	First Half Bonus Opportunity

This bonus opportunity is available to senior management of the Company (including our senior executive officers and regional presidents) and is an incentive for our senior management to achieve income from operations above the annual bonus targets.  To achieve a bonus opportunity, the actual income from operations, after ratable accrual of the annual bonus, must exceed the first half income from operations target.  The bonuses are awarded and payable after the Audit Committee has accepted the financial statements for the first half of fiscal year 2015.

The following table represents the 2015 income from operations targets and bonus opportunities:

2015 Income from Operations Targets – First Half Bonus

End of 2nd Quarter
Income from Operations*	$5.5 million
Bonus Opportunity**	25% / 7.5% / 5%

* After ratable accrual of Annual Bonus Opportunity.
** Messrs. Sinnott, Bala and Nicholls / Tier 1 senior management / Tier 2 senior management and regional presidents

Bonuses earned pursuant to this first half bonus opportunity will be in addition to any other bonuses earned by senior management of the Company.

3.	Quarterly Bonus Opportunity

This bonus opportunity is only available to Messrs. Sinnott, Bala, Nicholls, and Bikman, as our senior executive officers.  For 2015, the Board and the Compensation and Stock Option Plan Committee implemented a quarterly bonus opportunity as an incentive for our senior executive officers to achieve operating income above the annual bonus targets.  To achieve a bonus opportunity, the year-to-date actual operating income, after ratable accrual of the annual bonus, must exceed the quarterly operating income target.  Once a quarterly bonus is earned, it is not subject to forfeiture based on the failure to meet future operating income targets.  The maximum potential bonus that an eligible senior executive officer will be entitled to receive under this bonus opportunity is 75% of his salary if the Company meets all prescribed operating income targets.  The bonuses are awarded and payable after the Audit Committee has accepted the financial statements for the respective quarter.

The following table represents the 2015 operating income targets and bonus opportunities:

2015 Operating Income Targets – Quarterly Bonus

	End of 3rd Quarter	End of Year
Income from Operations*	$11.2 million	$19.7 million
Bonus Opportunity	25%	50%

* After ratable accrual of Annual Bonus Opportunity.

The Named Executive Officers and other senior executives participating in both the annual and quarterly bonus opportunities will be paid the greater of the bonus amounts achieved, if any, pursuant to these two bonus opportunities, but cannot be paid under both the annual and quarterly bonus opportunities.

4.	Regional President Asia

Effective for 2015, the Board and the Compensation and Stock Option Plan Committee implemented a variable bonus opportunity for Mr. Park based on the net sales and operating income of the Korean market in 2015.  In order to earn any bonus, the Company must achieve operating income in 2015 for the Korean market of at least 22% of net sales.  The bonus opportunity varies based on the Korean market’s net sales growth in 2015 as compared to 2014.  The bonus opportunity ranges from 2.5% of base salary (for 5% net sales growth) to 250% of base salary (for 100% net sales growth).  In order for Mr. Park to earn 100% of his base salary, the Korean must achieve a net sales growth rate of at least 60%.

The Board and the Compensation and Stock Option Plan Committee implemented an additional bonus opportunity for Mr. Park upon the Korean market achieving net sales of approximately $100,000,000 (₩106,000,000,000 using an exchange rate of ₩1,052.88 per $1) during 2015, provided that operating income equals or exceeds 22% of net sales.  The net sales target represents a growth rate of approximately 73% as compared to 2014.

Both of the aforementioned bonus opportunities for Mr. Park are in addition to other bonus opportunities for which he is eligible.  Both bonus opportunities are awarded and payable after the Audit Committee has accepted the financial statements for fiscal year 2015.

  For 2015, the maximum bonus opportunity (expressed as a percentage of base salary) that could be earned by each Named Executive Officer under the bonus opportunities discussed above is as follows:

Bonus Opportunity	Robert A. Sinnott CEO & Chief Science Officer	Alfredo (Al) Bala President	Yong Jae (Patrick) Park Regional President Asia
Annual Bonus(1)	40%	40%	20%
Half Year Bonus	25%	25%	5%
Quarterly Bonus(1)	75%	75%	N/A
Korea Net Sales Growth	N/A	N/A	250%
Korea $100,000,000 Net Sales	N/A	N/A	100%

(1) The Named Executive Officers participating in both the annual and quarterly bonus opportunities will be paid the greater of the bonus amounts achieved, if any, pursuant to the two bonus opportunities.

401(k) Plan

On May 9, 1997, we adopted a 401(k) Pre-tax Savings Plan (the “401(k) Plan”). All full time employees, including our Named Executive Officers, who have completed three months of service and are at least 21 years of age are eligible to participate in our 401(k) Plan. During 2014, employees were allowed to contribute to our 401(k) Plan up to the maximum annual limit of their current annual compensation, as statutorily prescribed. The 401(k) plan permits matching employer contributions in the amount of $0.50 for each $1.00 contributed by a participating employee up to a maximum of 6% of the participant’s annual salary. The 401(k) Plan also allows us to make discretionary profit-sharing contributions each year based upon our profit. Employee contributions and our matching contributions are paid to a corporate trustee and are invested as directed by the participant. Our contributions to our 401(k) Plan vest over five years or earlier if the participant retires at age 65, becomes disabled, or dies. Payments to participants may be made in the case of financial hardship, and distributions may be made in a lump sum. Our 401(k) Plan is intended to qualify under Section 401(a) of the Code, so that contributions made by employees or by us to our 401(k) Plan, and income earned on these contributions, are not taxable to our employees until withdrawn from the 401(k) Plan.

2014 Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth certain information about outstanding equity awards held by our Named Executive Officers at December 31, 2014:

Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Robert A. Sinnott, Ph.D.	600	─		─	$63.90	February 22, 2018
	1,000	─		─	$25.00	November 19, 2018
	7,499	─		─	$31.00	December 21, 2019
	1,486	─		─	$24.60	August 15, 2020
	─	3,334	(1)	─	$5.72	February 20, 2023
	─	5,000	(2)	─	$19.60	February 20, 2024
	10,585	8,334		─

Alfredo (Al) Bala	─	3,334	(1)	─	$5.72	February 20, 2023
	─	5,000	(2)	─	$19.60	February 20, 2024
	─	8,334		─

Yong Jae (Patrick) Park	─	4,500	(3)	─	$14.33	October 28, 2024
	─	4,500		─

(1)	The options vest in three equal annual installments beginning February 21, 2014.
(2)	The options vest in three equal annual installments beginning February 20, 2015.
(3)	The options vest in three equal annual installments beginning October 28, 2015.

Retirement Benefits and Non-Qualified Deferred Compensation

Our Named Executive Officers do not participate in any retirement plans, pension plans (other than the 401(k) Plan), or non-qualified deferred compensation plans.

2014 Option Exercises and Stock Vested

We have not granted stock awards to our Named Executive Officers and therefore, no stock awards vested in 2014. The following table sets forth certain information concerning the exercise of stock options held by our Named Executive officers during 2014:

Named Executive Officer	Number of Shares Acquired on Exercise		Value Realized on Exercise(1)
Robert A. Sinnott, Ph.D.	1,666		$20,442
Alfredo (Al) Bala	1,833		$26,950
Yong Jae (Patrick) Park	─	$	─

(1)	Value realized is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise and the exercise price of the option.

Potential Payments Upon Termination or Change in Control

Each of our employment agreements with our Named Executive Officers provides for certain payments and benefits in the event of early termination. However, none of these employment agreements requires payment upon a change in control of the Company. The 2008 Plan does, however, provide for accelerated vesting of options in the event of a change in control or other event for which the Board determines such accelerated vesting would be equitable under the circumstances.    In addition, the 2008 Plan provides that upon termination of employment for cause, all outstanding options, whether vested or unvested, will immediately be forfeited.  If employment is terminated for any other reason, the executive officer may, for a limited time period, exercise those options that were exercisable immediately prior to his or her termination of employment.  For purposes of the 2008 Plan, the term “cause” will be the same as defined in an executive’s employment agreement and absent such agreement, the term “cause” means (i) the commission of a felony or crime involving moral turpitude or other act of willful malfeasance or material fiduciary breach, (ii) conduct tending to bring the Company into substantial public disgrace, or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or (iv) a material violation of state or federal securities laws.  Under the 2008 Plan, a “change of control” means (a) the sale of substantially all of the properties or assets of the Company, (b) a change in the Board resulting in the current directors (along with any directors nominated for election or appointed by at least 2/3 vote of the directors) ceasing to comprise at least a majority of the Board, (c) the liquidation or dissolution of the Company, or (d) the acquisition of beneficial ownership of more than 50% of the voting power of the Company.

 The following discussion summarizes our payment obligations to our Named Executive Officers upon termination or change in control (as defined under “Equity Compensation Plan Information” above) assuming such termination or change in control occurred on December 31, 2014:

Dr. Robert A. Sinnott, Ph.D. – CEO and Chief Science Officer:

Under the terms of his employment agreement, if Dr. Sinnott resigns for good reason or we terminate Dr. Sinnott without cause or due to disability, he will continue to receive his base salary for twelve months from the termination date in addition to the following payments and benefits for which Dr. Sinnott is entitled if his employment is terminated for cause, due to his resignation without good reason, or due to his death: (i) any remaining base salary earned and not yet paid through the termination date; (ii) any annual bonus, or portion thereof, that is earned through the termination date; (iii) all reimbursable expenses due but not yet paid through the termination date; and (iv) all earned or vested benefits (or an amount equivalent to the value of such benefits) payable under our benefit plans or arrangements through the termination date. Under the employment agreement and Dr. Sinnott’s options, a termination for “cause” means (A) we determined that Dr. Sinnott has neglected, failed, or refused to render the services or to perform any other of his duties or obligations under his employment agreement, (B) Dr. Sinnott’s violation of any provision or obligation under his employment agreement, (C) Dr. Sinnott’s indictment for, or plea of no contest with respect to, any crime that adversely affects or may adversely affect us or the utility of Dr. Sinnott’s services to us, or (D) any other act or omission of Dr. Sinnott involving fraud, theft, dishonesty, disloyalty, or illegality that harms or embarrasses us. Dr. Sinnott may resign for “good reason” if we (W) deny any compensation due under his employment agreement, (X) require him to be based outside of Dallas County, Texas, (Y) decrease his title or pay or remove a material portion of his significant duties or responsibilities without his consent, or (Z) breach his employment agreement. For purposes of the agreement, the term “disability” means Dr. Sinnott becomes incapacitated by accident, sickness, or other circumstances that, in the reasonable judgment of the Board renders or is expected to render Dr. Sinnott mentally or physically incapable of performing the essential duties and services required of him under the agreement, with or without reasonable accommodation, for a period of at least 90 consecutive calendar days. As of December 31, 2014, Dr. Sinnott’s annual base salary was $390,000.  Dr. Sinnott’s employment agreement will renew automatically for a one-year period on October 4 of each year unless terminated pursuant to its terms.

The following table shows the potential payments upon termination of Dr. Sinnott’s employment under the circumstances described above or the occurrence of a change in control assuming such termination or change in control occurred on December 31, 2014.

Termination Event	Cash Severance		Acceleration of Equity Incentive Awards			Total Termination Payments
Termination With Cause	$	─	$	─		$	─
Termination Without Cause		$390,000	$	─			$390,000
Resignation for Good Reason		$390,000	$	─			$390,000
Resignation without Good Reason	$	─	$	─		$	─
Disability	$	─	$	─		$	─
Death	$	─	$	─		$	─
Non-Renewal of his Employment Agreement	$	─	$	─		$	─
Change in Control	$	─		$109,727	(1)		$109,727

(1)	Amount reflects 10,820 unvested stock options calculated using the difference between the exercise price of the options and the closing price of our common stock of $26.65 on December 31, 2014.

Alfredo (Al) Bala – President:

Under the terms of his employment agreement, if Mr. Bala resigns for good reason or we terminate Mr. Bala without cause or due to disability, he will continue to receive his base salary through the end of the agreement term or for a period of twelve months from his last day of employment, whichever is longer, in addition to the following payments and benefits for which Mr. Bala is entitled if his employment is terminated for cause, due to his resignation without good reason, or due to his death: (i) any remaining base salary earned and not yet paid through the termination date; (ii) any annual bonus, or portion thereof, that is earned through the termination date; (iii) all reimbursable expenses due but not yet paid through the termination date; and (iv) all earned or vested benefits (or an amount equivalent to the value of such benefits) payable under our benefit plans or arrangements through the termination date. Under the employment agreement and Mr. Bala’s options, a termination for “cause” means (A) we have determined that Mr. Bala has neglected, failed, or refused to render the services or to perform any other of his duties or obligations under the agreement, (B) Mr. Bala’s violation of any provision or obligation under the agreement, (C) Mr. Bala’s indictment for, or plea of no contest with respect to, any crime that adversely affects the utility of his services to us, or (D) any other act or omission of Mr. Bala involving fraud, theft, dishonesty, disloyalty, or illegality that harms or embarrasses us. The agreement defines a resignation for “good reason” as (W) any denial of compensation due and owing to Mr. Bala under the agreement, (X) any requirement that Mr. Bala be based anywhere other than Dallas County, Texas, except for travel incident to our business, (Y) our demotion of Mr. Bala in title or pay, or our removal of a material portion of Mr. Bala’s significant duties or responsibilities without Mr. Bala’s consent, or (Z) our material breach of the agreement. For purposes of the agreement, the term “disability” means Mr. Bala becomes incapacitated by accident, sickness, or other circumstances that, in the reasonable judgment of the Board renders or is expected to render Mr. Bala mentally or physically incapable of performing the essential duties and services required of him under the agreement, with or without reasonable accommodation, for a period of at least 90 consecutive calendar days. As of December 31, 2014, Mr. Bala’s annual base salary was $324,000.  Mr. Bala’s employment agreement will renew automatically for a one-year period on September 30 of each year unless terminated pursuant to its terms.

The following table shows the potential payments upon termination of Mr. Bala’s employment under the circumstances described above or the occurrence of a change in control assuming such termination or change in control occurred on December 31, 2014.

Termination Event	Cash Severance		Acceleration of Equity Awards			Total Termination Payments
Termination With Cause	$	─	$	─		$	─
Termination Without Cause		$324,000	$	─			$324,000
Resignation for Good Reason		$324,000	$	─			$324,000
Resignation without Good Reason	$	─	$	─		$	─
Disability	$	─	$	─		$	─
Death	$	─	$	─		$	─
Non-Renewal of his Employment Agreement	$	─	$	─		$	─
Change in Control	$	─		$105,031	(1)		$105,031

(1)	Amount reflects 8,334 unvested stock options calculated using the difference between the exercise price of the options and the closing price of our common stock of $26.65 on December 31, 2014.

Yong Jae (Patrick) Park – Regional President Asia:

Under the terms of his employment agreement with Mannatech Korea, Ltd., a subsidiary of the Company, Mr. Park shall receive an end of service payment, regardless of the reason for termination of employment, which will accrue at the rate of forty-five days base salary for each consecutive year of service.  Either party may terminate the agreement at any time by giving thirty days advance notice to the other party.  The Company may terminate the agreement without notice if Mr. Park materially breaches his duties to the Company or, in the absence of such breach, if the Company pays Mr. Park thirty days base salary in lieu of such advance notice.  As of December 31, 2014, Mr. Park’s annual base salary was $324,000.  Mr. Park’s employment agreement will renew automatically for a one-year period on October 1 of each year unless terminated pursuant to its terms.

The following table shows the potential payments upon termination of Mr. Park’s employment under the circumstances described above or the occurrence of a change in control assuming such termination or change in control occurred on December 31, 2014.

Termination Event		Cash Severance (1)	Acceleration of Equity Awards			Total Termination Payments
Termination With Cause		$184,266	$	─		$184,266
Termination Without Cause		$184,266	$	─		$184,266
Resignation for Good Reason		$184,266	$	─		$184,266
Resignation without Good Reason		$184,266	$	─		$184,266
Non-Renewal of his Employment Agreement		$184,266	$	─		$184,266
Change in Control	$	─		$55,440	(2)	$55,440

(1)	All amounts translated from ₩194,010,000 using a 2014 exchange rate of ₩1,052.88 per $1.
(2)	Amount reflects 4,500 unvested stock options calculated using the difference between the exercise price of the options and the closing price of our common stock of $26.65 on December 31, 2014.

Named Executive Officers Stock Ownership Guidelines

We do not have stock ownership guidelines for our Named Executive Officers.

$1 Million Pay Deductibility Cap

Under Section 162(m) of the Code (as interpreted by IRS Notice 2007- 49), public companies are precluded from receiving a tax deduction on compensation paid to their chief executive officer and the three most highly compensated officers of the company (other than the chief executive officer and the chief financial officer) if such officer’s compensation exceeds $1 million, unless the compensation is excluded from the $1 million limit as a result of being classified as performance-based compensation. Currently, our executive officers’ cash compensation levels have not exceeded the $1 million limit, and our stock option grants qualify as performance-based compensation under Section 162(m). Nonetheless, we annually review all of our executive officers’ compensation in an effort to comply with Section 162(m).

Compensation and Stock Option Plan Committee Interlocks and Insider Participation

Messrs. Jobe, Gilbert, Schrier, and Toth served during 2014 and currently serve on our Compensation and Stock Option Plan Committee. None of these individuals is or has been an officer or employee of ours. None of our executive officers is a member of any other company’s board of directors, or serves as a member of any other company’s compensation committee that has or has had one or more executive officers serving as a member of the Board or our Compensation and Stock Option Plan Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions involving M5M Foundation

The Company accrued donations to the M5M Foundation of $0.5 million and $0.1 million in 2014 and 2015, respectively.  The M5M Foundation, a non-profit organization formed in 2014, works to combat the epidemic of childhood malnutrition on a global scale.  Several of the Company’s directors and officers and their family members serve on the board of the M5M foundation, in non-compensatory positions, including:

•	Landen Fredrick, son of J. Stanley Fredrick, the Company’s Chairman of the Board and a major shareholder;
•	Robert A. Sinnott, Ph.D., the Company’s CEO and Chief Science Officer;
•	Alfredo (Al) Bala, the Company’s President; and
•	Lorrie Fry, the daughter of Larry A. Jobe.

Transactions involving J. Stanley Fredrick

During 2014, we paid employment compensation in salary, bonus, auto allowance, and other compensation to Landen Fredrick, son of J. Stanley Fredrick, the Company’s Chairman of the Board and a major shareholder, of $81,000, $170,000, and $155,000 in year-to-date 2015, fiscal year 2014, and fiscal year 2013, respectively.   In addition, Landen Fredrick participated in the employee health care benefit plans available to all employees of the Company. Landen Fredrick has served as Vice President, Global Operations since May of 2013. Prior to that, Mr. Fredrick served as Vice President, North American Sales and Operations since January 2011, as Vice President, North American Sales since February 2010 and Senior Director of Tools and Training since his hire in May 2006.  Landen Fredrick also serves as Chairman of the board of the M5M Foundation.

Transactions involving Marlin Ray Robbins

Mr. Marlin Ray Robbins is a member of the Company’s Board of Directors and a major shareholder. Mr. Robbins holds multiple positions in the Company’s associate global downline network marketing system.  In addition, several of Mr. Robbins’ family members are independent associates.  The Company pays commissions and incentives to its independent associates, including Mr. Robbins and his family members in their roles as independent associates.  Also, the Company has engaged Mr. Robbins’ family members as consultants or contracted services from firms owned by Mr. Robbins’ family members.

The Company made the following payments to Mr. Robbins and his family:

(all amounts in thousands)	Year-to-Date 2015	2014	2013
Marlin Ray Robbins	$767	$2,621	$2,368
Kevin Robbins(1)	$55	$201	$221
Marla Finley(2) / Demra Robbins(3), (4)	$24	$96	$86
Ryan Robbins(5)	$4	$23	$2
Total Payments	$850	$2,941	$2,677

(1) Son of Mr. Robbins.
(2) Daughter of Mr. Robbins.
(3) Daughter-in-law of Mr. Robbins.
(4) Amounts on this row are reported collectively for Mrs. Finley and Mrs. Robbins who share an account.
(5) Son of Mr. Robbins.

Additionally, the Company reimbursed Mr. Robbins $48,000 in reimbursable out-of-pocket expenses during 2014.

Transactions involving Alfredo (Al) Bala

Johanna Bala, the wife of Alfredo (Al) Bala, the Company’s President, is an independent associate who earns commissions and incentives in accordance with the Company’s global associate career and compensation plan.  The aggregate amount of commission and incentives paid to Mrs. Bala was approximately $45,000, $163,000, and $131,000 in year-to-date 2015, fiscal year 2014, and fiscal year 2013, respectively.

Transactions involving Samuel Caster

Mr. Caster, the Company’s founder and former Chairman of the Board.  Prior to January 2014, Mr. Caster’s beneficial ownership in the Company was approximately 18%, but in January 2014 fell below 5%.  Mr. Caster founded MannaRelief in 1999 and served as its Chairman from 1999 through August 2007. MannaRelief employs William A. Mullens, Mr. Caster’s brother-in-law, as its Executive Director.  Mr. Caster’s wife, Linda Caster, serves as MannaRelief’s Chairman of the Board. MannaRelief is a 501(c)(3) charitable organization that provides charitable services for children.  MannaRelief is not owned or operated by the Company.

Historically, the Company has made cash donations to MannaRelief, sold products to MannaRelief at cost plus shipping and handling charges, and shipped products purchased by MannaRelief to its chosen recipients.   In addition, certain Company employees and consultants periodically volunteer to work or host various fund raising projects and events for MannaRelief at no cost to MannaRelief.  The Company has ceased all dealings with MannaRelief as of April 2015, including the provision of products on a cost plus basis.  The Company has made cash donations and sold products to MannaRelief as follows:

	YTD 2015		2014		2013
Sold Products	$0.1	million	$0.3	million	$0.2	million
Contributed Cash Donations	$--		$0.3	million	$0.9	million

Beginning on December 1, 2011, the Company entered into a series of successive Consulting Agreements with WonderEnterprises, LLC (f/k/a Salinda Enterprises, LLC; hereinafter “Wonder”), where the Company paid Wonder for consulting services performed by Mr. Caster plus reimbursable expenses.  Mr. Caster is the owner and an employee of Wonder.  For the year ended December 31, 2014, Mr. Caster received $0.1 million for consulting services under these Consulting Agreements.  Pursuant to the termination of the final Consulting Agreement according to its terms on February 28, 2014, Mr. Caster is no longer serving as a consultant for the Company.

Review and Approval of Related Party Transactions

Our Audit Committee reviews all relationships and transactions, including relationships and transactions with our directors, director nominees, executive officers and their immediate family members, as well as holders known by us to own more than 5% of any class of our voting securities and their family members, who have a direct or indirect material interest. Although the Board does not have a formal policy with respect to related party transactions, in approving or rejecting such proposed transactions, our Audit Committee considers the nature of the related party transaction, the amount and material terms of the transaction, whether the transaction is on terms no less favorable to Mannatech than terms generally available in a similar transaction with an unaffiliated third party, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Mannatech, and other facts and circumstances available and deemed relevant to our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

Our purpose is to assist the Board in overseeing its financial reporting, internal controls, and audit functions. Larry A. Jobe has been the Audit Committee’s Chairman since February 2007 and is designated by the Board as the financial expert of our Audit Committee. Other members include Messrs. Gerald E. Gilbert, Eric W. Schrier and Robert A. Toth. The Board has determined that each of the Audit Committee’s members meet the independence and financial literacy requirements for purposes of serving on such committee under applicable rules of NASDAQ and the SEC. We operate under a written charter adopted by the Board. We review and address the adequacy of our charter on an annual basis. See our Fifth Amended and Restated Charter of the Audit Committee, which is posted on the Company’s corporate website at http://ir.mannatech.com.

We are responsible for reviewing the Company’s consolidated financial statements, its systems of internal controls, and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Our activities are in no way designed to supersede or alter our responsibilities or the responsibilities of the Company’s independent registered public accounting firm. We assist the Board in fulfilling its responsibilities for oversight of the quality and integrity of the Company’s accounting, auditing, and reporting practices, and such other duties as directed by the Board. Our role does not provide any special assurances with regard to the Company’s consolidated financial statements, nor does it involve a professional evaluation of the quality of audits performed by the Company’s independent registered public accounting firm. We strengthened our ability to assist the Board of Directors, and formed a subcommittee called the Disclosure Committee. The Disclosure Committee is comprised of high level employees and officers who report to us and the Company’s Chief Executive Officer and Chief Financial Officer. The Disclosure Committee is responsible for reviewing all of the Company’s filings with the SEC. We have furnished the Board with the following report:

We have reviewed and discussed with the Company’s management their consolidated audited financial statements as of and for the year ended December 31, 2014, and the certification process required by the Sarbanes-Oxley Act of 2002. The Company has represented to us that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also discussed the following with BDO USA, LLP, the Company’s independent registered public accounting firm: (i) the auditor’s responsibilities, (ii) any significant issues arising during the audit, and (iii) other matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees.”  We received the written disclosures from BDO USA, LLP required by Rule 3520 of the PCAOB. We have discussed with the Company’s independent registered public accounting firm the accounting firm’s independence from Company management. In addition, we have discussed the adequacy of the Company’s internal control over financial reporting with the Company’s independent registered public accounting firm and its management.

Based on the review and discussions referred to above, we recommended to the  Board and the Board subsequently approved, that the Company’s year-end audited consolidated financial statements be included in the Company’s 2014 Annual Report on its Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Audit Committee

Larry A. Jobe, Chairman
Gerald E. Gilbert
Eric W. Schrier
Robert A. Toth

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the 2015 Annual Shareholders’ Meeting. However, if any other matters properly come before us at the 2015 Annual Shareholders’ Meeting or any adjournments or postponements thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

ADDITIONAL INFORMATION AVAILABLE

ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF OUR 2014 ANNUAL SHAREHOLDERS’ REPORT, WHICH INCLUDES CERTAIN INFORMATION THAT WAS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K. OUR ANNUAL SHAREHOLDERS’ REPORT AND FORM 10-K CAN BE VIEWED ON OUR CORPORATE WEBSITE AT WWW.MANNATECH.COM OR UPON WRITTEN REQUEST BY ANY SHAREHOLDER.

FORWARD-LOOKING STATEMENTS

Certain disclosures and analysis in this proxy statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain events, risks, and uncertainties that may be outside our control. Forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. Similarly, descriptions of our objectives, strategies, plans, goals, targets, or other statements other than statements of historical fact contained herein are also considered forward-looking statements. All of these statements are based on assumptions that are subject to change and other risks. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our business are set forth in our filings with the SEC. Estimates of future financial or operating performance provided by us are based on existing market conditions and information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon many factors, including the success of our international operations, our ability to attract and retain associates, changes in laws and governmental regulations and changes in market conditions. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

By order of our Board of Directors,

J. Stanley Fredrick
Chairman of the Board of Directors

Dated: April 15, 2015

Appendix A

MANNATECH, INCORPORATED
FREQUENTLY ASKED QUESTIONS

Our Board of Directors (the “Board”) urges all shareholders to read all of the information included in the proxy materials provided to them. As a courtesy, the Board is providing each shareholder with the following list of frequently asked questions in hopes of eliminating some of the more commonly asked questions and keeping our shareholders informed of the various policies and procedures that must be followed for the 2015 Annual Shareholders’ Meeting.

1.	Why did I receive a Notice of Internet Availability of Proxy Materials this year instead of a paper copy of the proxy materials?

Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

2.	Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials. In addition, we are providing the Notice of Internet Availability of Proxy Materials by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where materials are available.

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card or voting instruction form. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.

3.	How can I access the proxy materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to view our proxy materials for the 2015 Annual Shareholders’ Meeting on the Internet. Our proxy materials are also available on our company website at http://www.mannatech.com.

4.	What is the difference between a proxy-voting card and a ballot?

A proxy-voting card is mailed to a shareholder. The proxy-voting card gives specific instructions on how to cast a vote prior to our 2015 Annual Shareholders’ Meeting by mail, telephone, or the Internet. The instructions on the proxy-voting card are different depending on whether the shareholder owns shares directly or through a broker. Shareholders should read and follow all of the instructions in their packets to ensure their votes are counted. Ballots will be handed out at the 2015 Annual Shareholders’ Meeting to shareholders of record who own shares on the close of business on March 31, 2015.

5.	What shares owned by a shareholder can be voted either by proxy or at the 2015 Annual Shareholders’ Meeting?

All shares owned directly by a shareholder of record or indirectly as a beneficial owner as of the record date, March 31, 2015, may be voted by the shareholder prior to the meeting by telephone or through the Internet, or by returning a proxy card, without having to attend the shareholder meeting in person. At the 2015 Annual Shareholders’ Meeting, shares may be voted using a ballot by (i) shareholders of record who are verified with a valid form of identification and (ii) beneficial owners who are verified with a power of attorney from the broker of record giving them authority to vote at the meeting. If a shareholder does not have this information from his or her broker, our Inspector of Elections will not be able to count such shareholder’s vote because the broker may have already cast a vote on such shareholder’s behalf. We strongly recommend that a shareholder read the instructions on the Notice of Internet Availability of Proxy Materials or on the proxy-voting card received by the shareholder or provided by the shareholder’s broker prior to the 2015 Annual Shareholders’ Meeting to understand how to cast a vote at the meeting. A shareholder’s broker can usually mail or fax a shareholder any necessary paperwork prior to the meeting.

6.	What is the difference between direct ownership and beneficial ownership?

A shareholder has DIRECT OWNERSHIP over its shares if such shareholder is a holder of record of our common stock, meaning the shareholder either holds stock certificates in the shareholder’s own name or holds book-entry shares registered in the shareholder’s own name. This is evidenced by the shareholder’s receipt of all mailings directly from either our transfer agent, Computershare, or us. A shareholder has BENEFICIAL OWNERSHIP over its shares if such shareholder has delivered its stock certificates to a broker or purchased shares through a broker and receives all of our mailings either from a broker or through a solicitor, which is usually Broadridge Financial Solutions, Inc. As a beneficial owner, the shareholder still owns the shares, but our transfer agent does not have individual shareholders’ names from the brokers. The only information our transfer agent has is the aggregate total number of shares each broker of record holds on behalf of its clients.

7.	How is voting different for direct holders versus beneficial owners?

Our transfer agent has the names of the shareholders who directly hold shares of our common stock, but it does not have any detailed information (such as the individual names or number of shares held) concerning shareholders who own shares through brokers. Only the individual brokers have the detailed information about each shareholder’s beneficial ownership. Each brokerage group is responsible for reporting its clients’ votes to our transfer agent and for providing all mailings to our shareholders who own stock through their brokerage firm. Each brokerage group also has its own set of instructions on how to cast a vote with such brokerage firm.

8.	What does it mean if I received more than one set of materials?

This means your shares are registered with different names. For example, you may own some shares directly as a “holder of record” and other shares through a broker in “street name,” or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you either to attend in person (please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name), follow the instructions to vote your shares by telephone or through the Internet provided in the Notice of Internet Availability of Proxy Materials or return a signed, dated and marked proxy card if you received a paper copy of the proxy card. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

9.	Can I change my proxy vote?

Both direct shareholders and beneficial shareholders can revoke a proxy-vote prior to commencement of the 2015 Annual Shareholders’ Meeting. Attendance at the 2015 Annual Shareholders’ Meeting will not in itself constitute a revocation of a shareholder’s proxy-vote. Generally, shareholders may revoke their proxy-vote by submitting a new proxy-vote with a later date or by voting in person at our 2015 Annual Shareholders’ Meeting. Shareholders should call the telephone number listed within the shareholder information packets to obtain specific instructions on how to revoke their proxy-vote. Specific instructions on how to revoke a proxy-vote may be different depending on whether a shareholder is a direct shareholder of record or a beneficial shareholder.

Each set of instructions should include the shareholder’s account number and the solicitor’s telephone number and email address. Our Inspector of Elections will only count the verified proxy-votes received from each shareholder and brokerage firm with the latest date. Each share of our common stock represents one vote. Shareholders should call the telephone number provided to them in their shareholder information packets if they are unsure or have any questions. Telephone numbers may be different depending on whether a shareholder is a direct shareholder of record or a beneficial shareholder. The telephone numbers may also be different if a shareholder holds shares at different brokerage firms.

10.	How can I attend the 2015 Annual Shareholders’ Meeting?

The 2015 Annual Shareholders’ Meeting will be held on May 28, 2015 at 9:00 a.m., Central Daylight Time, at the Grapevine Convention Center in Grapevine, Texas. Shareholders will be admitted upon check-in. No cameras or recording equipment will be permitted in the meeting room.

11.	Where can I find the voting results of the 2015 Annual Shareholders’ Meeting?

We will announce preliminary voting results of the 2015 Annual Shareholders’ Meeting in a press release issued on or about May 28, 2015, and will publish final voting results on Form 8-K, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on or before June 3, 2015.

12.	Can I have someone else cast a vote for me at the 2015 Annual Shareholders’ Meeting?

In order to have someone else cast your vote at the meeting, you must provide the person with whom you would like to cast your vote a power of attorney form. This person is called a shareholder designee (“designee”). A valid power of attorney form must be notarized and contain the following:

•	the date;

•	the full name of the designee;

•	the number of shares you hold and to be voted by the designee;

•	the nature and extent of the authority granted to the designee;

•	the expiration date that terminates the designee’s rights to cast your vote on your behalf; and

•	your signature.

The original power of attorney form must be attached to the ballot that is turned in at the meeting by the designee. If you are a beneficial owner, you must also provide the proper documentation from your broker of record to the designee, which would allow you to vote and attend the meeting. The designee should then attach all of the original form(s) to the ballot to be turned in at the 2015 Annual Shareholders’ Meeting.

The designee must complete a separate ballot and attach the original power of attorney form and/or the proper documentation from the broker (only if the shares are held through a broker) and must sign each ballot as your designee.

13.	How can I vote against some or all of the nominees for the Board?

To vote against some or all of our Board nominees, you should check the “WITHHOLD ALL” or the “FOR ALL EXCEPT” boxes next to the name of each of the applicable nominees on the proxy-voting card or ballot.

14.	How can I recommend a person as a nominee for election to the Board?

Nominations for election to the Board may only be made by the Board or by a shareholder who delivers a timely notice complying with the procedural and information requirements of our Bylaws. To nominate a person for election to the Board at our 2016 Annual Shareholders’ Meeting, a shareholder of record must deliver notice to the Company’s Secretary by mail at 600 South Royal Lane, Suite 200, Coppell, Texas 75019, not earlier than the close of business on January 29, 2016, and not later than the close of business on February 28, 2016.  The notice must set forth the information required by our Bylaws.

Shareholders may also recommend that the Board consider a candidate for nomination to the Board. Shareholder candidate recommendations should have been submitted to our CFO by December 31, 2014, in order for the Board to have considered such persons for nomination at the 2015 Annual Shareholders’ Meeting.

To submit candidate recommendations for the Board’s consideration for the 2016 Annual Shareholder Meeting, a shareholder should submit in writing the nominee’s information to our CFO by December 31, 2015. The nomination should be either faxed to (972) 471-5642 or mailed to our CFO at Mannatech, Incorporated, 600 S. Royal Lane, Suite 200, Coppell, Texas 75019. Nominee recommendations should include a candidate’s name, age, biographical information, and qualifications. Upon receipt, our CFO forwards the list of nominees to our Nominating/Governance and Compliance Committee. Our Nominating/Governance and Compliance Committee reviews all of the nominees and recommends a list of nominees to the Board. The Board then votes on the nominees. Only the nominees approved by the Board will be listed on our ballot, proxy-voting card, and in our proxy statement on Schedule 14A.

15.	How are the votes counted?

Our Inspector of Elections will be responsible for tabulating all of the votes for the 2015 Annual Shareholders’ Meeting. The presence, in person or by proxy-vote, of the holders of at least a majority of shares of our common stock outstanding, as of the record date, is necessary to have a quorum for the 2015 Annual Shareholders’ Meeting. “ABSTAIN” votes and “broker non-votes” will be counted as present for purposes of determining a quorum.  A “broker non-vote” occurs when brokers holding shares in “street name” have not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the 2015 Annual Shareholders’ Meeting or is not permitted to vote those shares on a non-routine matter.

In tabulating the votes, if a proxy-vote or ballot is signed by the shareholder but submitted without providing specific voting instructions, the shareholder’s vote will be counted as a vote “FOR” each of the proposals.  If your shares are held in “street name” and you do not provide specific voting instructions to your broker, then your shares will not be included in the vote for Proposal 1 (Election of Director) or Proposal 3 (“Say-on-Pay” Advisory Vote), but will be voted at the discretion of your broker with respect to Proposal 2 (Ratification of Auditors).

For Proposal 1 (Election of Director) — If a quorum is obtained, our Class I directors will be elected by a plurality of the shares represented, in person or by proxy, at the 2015 Annual Shareholders’ Meeting and entitled to vote. This means that the three nominees receiving the highest number of affirmative votes at the meeting will be elected as our three Class I directors. Votes marked “FOR ALL” will be counted in favor of all nominees. Votes marked “WITHHOLD ALL” will be counted against all nominees. To specify differently, a shareholder must check the “FOR ALL EXCEPT” box and then write the names of the nominees for whom the shareholder wishes to vote against. Votes marked “WITHHOLD ALL” have no effect on the vote since a plurality of the votes is required for the election of each nominee. Shareholders may not abstain from voting with respect to the election of directors.

For Proposal 2 (Ratification of Auditors) — If a quorum is obtained, and a majority of the shares represented, in person or by proxy, at the 2014 Annual Shareholders’ Meeting and entitled to vote, are in favor of Proposal 2, the ratification of the appointment of our independent registered public accounting firm for the year ended December 31, 2015, will be approved. Votes marked “FOR” Proposal 2 will be counted in favor of the ratification of the appointment of our independent registered public accounting firm for the year ended December 31, 2015. An abstention from voting on Proposal 2 will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote.  Accordingly, an “ABSTENTION” will have the same effect as a vote “AGAINST” Proposal 2.

For Proposal 3 (“Say-on-Pay”Advisory Vote) — If a quorum is obtained, and a majority of shares represented, in person or by proxy, at the 2015 Annual Shareholders’ Meeting and entitled to vote, are in favor of Proposal 3  the current executive compensation program will be approved by shareholders on an advisory basis. Votes marked “FOR” Proposal 3 will be counted in favor of the current executive compensation program. An abstention from voting on Proposal 3 will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “ABSTENTION” will have the same effect as a vote “AGAINST” Proposal 3.  “Broker non-votes” are not considered shares entitled to vote for purposes of Proposal 3 and thus will have no effect on the outcome of the approval, on an advisory basis, of our executive compensation program.

16.	What should I do if I never received my proxy materials or if the proxy materials have been lost?

You should contact your broker’s customer service department. The broker should verify that you were a shareholder on the close of business on March 31, 2015 and give you specific instructions on how to obtain new proxy materials and cast a vote. Anyone can view our 2015 proxy statement by logging onto our corporate website, www.mannatech.com.

Mannatech

600 S. ROYAL LANE
SUITE 200
COPPELL, TX 75019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Mannatech, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Gerald E. Gilbert 02 Larry A. Jobe 03 Marlin Ray Robbins

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, for the year ending December 31, 2015.	0	0	0
3. To approve on an advisory basis executive compensation ("Say-on-Pay").	0	0	0

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in his discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Dat

Signature (Joint Owners) Dat

0000243714_1 R1.0.0.51160